Exhibit 2.1

EXECUTION VERSION

MEMBERSHIP INTEREST PURCHASE AGREEMENT

Dated as of July 28, 2020

By and Among

CARTER VALIDUS MISSION CRITICAL REIT II, INC.,

a Maryland corporation,

CARTER VALIDUS OPERATING PARTNERSHIP II, LP,

a Delaware limited partnership,

CARTER VALIDUS ADVISORS HOLDINGS II, LLC,

a Delaware limited liability company,

CARTER VALIDUS ADVISORS II, LLC,

a Delaware limited liability company,

CARTER VALIDUS REIT MANAGEMENT COMPANY II, LLC,

a Florida limited liability company,

CARTER VALIDUS REAL ESTATE MANAGEMENT SERVICES II, LLC,

a Delaware limited liability company,

CARTER VALIDUS HOLDINGS MANAGEMENT, INC.,

a Delaware corporation,

CV ASSET AND PROPERTY MANAGEMENT COMPANY, LLC,

a Florida limited liability company,

STRATEGIC CAPITAL MANAGEMENT HOLDINGS, LLC,

a Delaware limited liability company,

VALIDUS GROUP PARTNERS, LTD,

a Florida limited partnership,

JOHN E. CARTER,

an individual

MARIO GARCIA, JR.,

an individual

ROBERT M. WINSLOW,

an individual

and

CV MANAGER, LLC,

a Delaware limited liability company

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Exhibit A	Defined Terms
Exhibit B	Assignment and Acceptance Agreement
Exhibit C	Assignment of Membership Interest
Exhibit D	Trademark License Agreement
Exhibit E	Assignment and Assumption of Lease
Exhibit F	Redemption of Limited Partner Interest Agreement
Exhibit G	Forms of Certificate Pursuant to Treasury Regulations Section 1.1445-2
Exhibit H	Schedule of Transferred Assets
Exhibit I	R&W Insurance Binder
Exhibit J	Disclosure Schedules

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is executed as of July 28, 2020 (the “Effective Date”) by and among Carter Validus Mission Critical REIT II, Inc., a Maryland corporation (the “REIT”), Carter Validus Operating Partnership II, LP, a Delaware limited partnership (the “OP”), CV Manager, LLC, a Delaware limited liability company (“Manager Sub”), Carter Validus Advisors II, LLC, a Delaware limited liability company (“CV Advisor”), Carter Validus REIT Management Company II, LLC, a Florida limited liability company (“CVRMC II”), Carter Validus Real Estate Management Services II, LLC, a Delaware limited liability company (“CVREMS II”), Carter Validus Holdings Management, Inc., a Delaware corporation (“CVHM”), and CV Asset and Property Management Company, LLC, a Florida limited liability company (“CVAPMC”, together with CV Advisor, CVRMC II, CVREMS II, CVHM and CVAPMC, the “Sellers” and each, a “Seller”). Strategic Capital Management Holdings, LLC, a Delaware limited liability company (“Strat Cap”), Carter Validus Advisors Holdings II, LLC, a Delaware limited liability company (“CVA Holdings II”), Validus Group Partners, Ltd., a Florida limited partnership (“Validus Group”), John E. Carter, Robert M. Winslow and Mario Garcia, Jr. are parties to this Agreement for the limited purposes set forth herein. Capitalized terms used but not defined herein shall have the respective meanings set forth on Exhibit A.

RECITALS

WHEREAS, CVRMC II and Strat Cap hold a 77.5% membership interest and 22.5% membership interest, respectively, in CVA Holdings II, which is the parent company of CV Advisor;

WHEREAS, the REIT, the OP and CV Advisor are parties to that certain Fourth Amended and Restated Advisory Agreement, dated as of October 4, 2019 (the “REIT Advisory Agreement”), pursuant to which CV Advisor serves as external advisor to the REIT and provides certain asset management services to the REIT and the OP;

WHEREAS, Hudson DC Assets LLC, Navarro DC Assets LLC, Etowah DC Assets LLC and Redwood DC Assets LLC (collectively, the “Mapletree Owners”), each of which is controlled by Mapletree US Management LLC (“Mapletree”), own, directly or indirectly, certain data center properties, and are party with CVAPMC to that certain Asset Management Agreement, dated as of December 20, 2017, as amended by Amendment No. 1 thereto, dated as of December 19, 2018 (as amended, the “Mapletree Asset Management Agreement”), pursuant to which CVAPMC provides certain asset management services to the Mapletree Owners;

WHEREAS, CVRMC II is the parent company of CVREMS II, the property manager and leasing agent for the REIT pursuant to various property management agreements (collectively, the “REIT Property Management Agreements”);

WHEREAS, CVAPMC and Mapletree are parties to that certain Property Management and Leasing Agreement, dated as of December 20, 2017, as amended by Amendment No. 1 thereto, dated as of October 2018 (as amended, the “Mapletree Property Management Agreement” and collectively with the REIT Advisory Agreement, the Mapletree Asset Management Agreement and the REIT Property Management Agreements, the “Management Agreements”), pursuant to which CVAPMC serves as manager and leasing agent of the data centers owned by the Mapletree Owners;

WHEREAS, CV Advisor holds a limited partner interest (including a special limited partnership interest) in the OP (the “Limited Partner Interest”) pursuant to that certain Second Amended and Restated Agreement of Limited Partnership of Carter Validus Operating Partnership II, LP, dated as of October 4, 2019, by and among the REIT, holding both general partner and limited partnership interests in the OP, Carter Validus Mission Critical REIT II, LLC (f/k/a Lightning Merger Sub, LLC), a Delaware limited liability company holding a limited partnership interest in the OP, and CV Advisor;

WHEREAS, the Sellers collectively own, directly or indirectly, one hundred percent (100%) of the membership interests in Manager Sub (the “Membership Interests”), as set forth on Schedule 3.01(g);

WHEREAS, the parties hereto desire to, among other things, subject to the terms and conditions set forth herein (i) set forth the terms upon which the REIT will acquire all of the assets necessary to operate the business of the REIT and its Subsidiaries (the “Business”); and (ii) cause the redemption of the Limited Partner Interest.

WHEREAS, immediately prior to the Closing, the Sellers will assign or cause to be assigned all of the assets used to conduct the Business, and will delegate all obligations of the Sellers in connection with the Business, to Manager Sub pursuant to that certain Assignment and Acceptance Agreement, dated as of the date hereof, in the form attached as Exhibit B to this Agreement (the “Assignment and Acceptance Agreement”);

WHEREAS, effective as of the Closing, the Sellers will sell, transfer, assign and deliver to the OP, and the OP will purchase, assume and accept from the Sellers, all right, title and interest in and to the Membership Interests in exchange for the Purchase Price, as more particularly set forth herein;

WHEREAS, effective as of the Closing, the OP shall redeem the Limited Partner Interest held by CV Advisor;

WHEREAS, Strat Cap, CVA Holdings II, Validus Group, John E. Carter, Robert M. Winslow and Mario Garcia, Jr. shall each receive good and valuable consideration and other indirect, tangible benefits from the consummation of the Transactions;

WHEREAS, the board of directors of the REIT (the “REIT Board”) (including all of the independent and disinterested directors of the REIT Board) has reviewed and evaluated this Agreement and the Transactions and, based on the unanimous recommendation of a duly authorized and fully empowered special committee the REIT Board consisting solely of independent and disinterested directors (the “Special Committee”), has determined that the Transactions, and the REIT’s entry into this Agreement and the Transaction Documents, are advisable and in the best interests of the REIT and are fair and reasonable to the REIT and on terms and conditions no less favorable to the REIT than those available from unaffiliated third parties; and

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WHEREAS, the REIT Board, on behalf of the REIT in its own capacity and in its capacity as the sole general partner of the OP, has authorized and approved this Agreement, the Transactions and the Transaction Documents, and determined that this Agreement, the Transactions and the Transaction Documents are advisable;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and other terms contained in this Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE 1

PURCHASE AND SALE

Section 1.01 PURCHASE AND SALE.

(a) Transfer of Membership Interests. Subject to the terms and conditions set forth in this Agreement, at the Closing, the Sellers will sell, transfer, assign and deliver to the OP, and the OP will purchase, assume and accept from the Sellers, all right, title and interest in and to the Membership Interests in exchange for the Purchase Price.

(b) Purchase Price. Subject to the terms and conditions of this Agreement, including any adjustments made pursuant to Section 1.01(c) and Article 5, the total consideration to be paid by the OP to the Sellers for the Membership Interests shall be $40,000,000 (such aggregate amount, the “Purchase Price”). The Purchase Price shall be paid as follows:

(i) $25,000,000 (the “Closing Consideration”) paid at the Closing via wire transfer of immediately available funds to the account or accounts specified by the Sellers to the OP prior to the Closing; and

(ii) $15,000,000 in deferred cash consideration (the “Deferred Cash Consideration”), (A) $7,500,000 of which shall be due and payable to the Sellers on March 31, 2021 and (B) $7,500,000 of which shall be due and payable to the Sellers on March 31, 2022.

(c) Purchase Price Adjustment. The Closing Consideration shall by reduced as follows:

(i) by the Seller D&O Tail Policy Expenses, which shall be paid at the Closing by the REIT on behalf of the Sellers, via wire transfer of immediately available funds to the D&O Insurer;

(ii) by the Seller R&W Insurance Expenses, which shall be paid at the Closing by the REIT on behalf of the Sellers, via wire transfer of immediately available funds to the R&W Insurer; and

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(iii) in the event that the Closing fails to occur by September 30, 2020 (other than as a result of a failure of the REIT and the OP to perform their obligations hereto in all material respects), by any fees and reimbursable expenses earned and accrued under the REIT Advisory Agreement and REIT Property Management Agreements from October 1, 2020 through (but not including) the Closing Date, net of all costs and expenses charged to the REIT by Sellers in connection with services related to such period of time for which such fees are paid (collectively, the “Additional CV Advisor Fees”).

(d) Acceleration of Deferred Cash Consideration. At any time on or after the Closing Date, any unpaid Deferred Cash Consideration shall automatically become due and payable to the Sellers within five (5) Business Days after the occurrence of (i) the listing of any class of the REIT’s securities on a national securities exchange or (ii) the sale or disposition of the REIT’s assets from and after the Effective Date of this Agreement generating Net Proceeds to the REIT or/and OP of an aggregate amount in excess of $350,000,000, and for which CV Advisor is not entitled to receive a Disposition Fee (as defined in the REIT Advisory Agreement and payable pursuant to Section 3.01(c) of the REIT Advisory Agreement) pursuant to Section 4.15 of this Agreement.

Section 1.02 INTENDED TAX TREATMENT. The parties intend that the Transactions shall be treated for U.S. federal income and all other applicable tax purposes (i) in a manner consistent with Internal Revenue Service Revenue Ruling 99-6, 1999-1 C.B. 432 (Situation 2), such that the OP’s purchase of the Membership Interests shall be treated (a) with respect to the Sellers, as a taxable sale of their respective Membership Interests to the OP pursuant to Section 741 of the Code, and (b) with respect to the OP, as a liquidating distribution by Manager Sub of its assets to the Sellers, followed immediately by a purchase by the OP from each Seller of its respective share of the assets received pursuant to such liquidating distribution, and (ii) as an “installment sale”, within the meaning of Section 453(b) of the Code, and to which the provisions of Section 453(a) of the Code apply (the “Intended Tax Treatment”). Unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state or local Law), the REIT, the OP, Sellers and Manager Sub shall file all United States federal, state and local Tax Returns in a manner consistent with such Intended Tax Treatment and shall take no position inconsistent with such treatment.

ARTICLE 2

CLOSING

Section 2.01 CLOSING AND PLACE. The closing of the Transactions (the “Closing”) will take place after all of the conditions set forth in Section 2.02(b) have been satisfied or waived (other than any such conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) at the offices of Barnett Bolt Kirkwood Long Koche & Foster, P.A., 601 Bayshore Blvd., Suite 700, Tampa, FL 33606 (or remotely via the electronic exchange of closing deliveries), on (i) September 30, 2020 or (ii) such other date or at such other time or place as the parties may mutually agree upon. The date on which the Closing actually takes place is referred to as the “Closing Date”.

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Section 2.02 CONDITIONS PRECEDENT.

(a) Closing Actions and Documents. At the Closing, the following events shall occur, and the following closing documents shall be executed and delivered by and to the parties specified below:

(i) the OP shall deliver the Closing Consideration (net of any adjustments pursuant to Section 1.01(c)) to the Sellers, by wire transfer of immediately available funds, in accordance with the percentages indicated on Schedule 3.01(g) (“Seller Percentages”);

(ii) the Assignment and Acceptance Agreement, duly executed and delivered by the parties thereto;

(iii) the Assignment of Membership Interest, in substantially the same form as Exhibit C (the “Assignment of Membership Interest”), duly executed and delivered by the parties thereto;

(iv) the Trademark License Agreement, in substantially the same form as Exhibit D (the “Trademark License Agreement”), duly executed and delivered by the parties thereto;

(v) the Assignment and Assumption of Lease, in substantially the same form as Exhibit E (the “Assignment and Assumption of Lease”), duly executed and delivered by the parties thereto, any consents required thereunder and such other agreements as may be necessary to effect the transactions contemplated thereby;

(vi) the Redemption of Limited Partner Interest Agreement, in substantially in the same form as Exhibit F (the “Redemption of Limited Partner Interest Agreement”), duly executed and delivered by the parties thereto;

(vii) the R&W Insurance Policy shall have been issued by the R&W Insurer; and

(viii) such other documents as shall be executed and delivered, and such items as shall be done, in each case as may be reasonably required to effect the consummation of the Transactions, in accordance with the terms of this Agreement.

(b) Closing Conditions. The respective obligations of each party to effect the Closing are subject to the satisfaction or waiver at or prior to the Closing (or as otherwise provided in Section 2.02(b)(ii)(K)) of each of the following conditions that run in the favor of such party:

(i) For the benefit of the Sellers:

(A) with only such exceptions as would not reasonably be expected to have, individually or in the aggregate, a REIT Material Adverse Effect (1) each of the representations and warranties of the REIT and the OP set forth herein shall be true and correct as of the Closing Date as though made on and as of

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the Closing Date (except any representations and warranties that expressly speak as of a specified date or time need only be true and correct as of such specified date or time); provided that any exceptions and qualifications with regard to materiality or REIT Material Adverse Effect contained therein shall be disregarded for purposes of this Section 2.02(b)(i)(A), and (2) all of the covenants and agreements of the REIT and the OP set forth herein and required to have been performed as of the Closing Date shall have been performed as of the Closing Date;

(B) there shall not have occurred a REIT Material Adverse Effect;

(C) the Sellers shall have received a certificate, in form and substance reasonably satisfactory to the Sellers, executed by the Secretary (or other executive officer) of the REIT, to the effect of clause (A) above;

(D) the REIT shall have paid to CV Advisor, by wire transfer of immediately available funds, the Accrued REIT Advisory Agreement Fees;

(E) the REIT shall have paid to CVREMS II, by wire transfer of immediately available funds, the Accrued REIT Property Management and Leasing Fees;

(F) the execution and delivery of the Transaction Documents required to be executed and delivered by each signatory thereto, other than, in each case, any Seller, pursuant to Section 2.02(a);

(G) the D&O Tail Policy shall be effective as of the Closing Date; and

(H) the REIT shall advance to CVAMPC, by wire transfer of immediately available funds, the Mapletree Asset and Property Management Fees.

(ii) For the benefit of the REIT and the OP:

(A) (1) the representations and warranties set forth in Section 3.01(g) shall have been true and correct in all respects and (2) with only such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the other representations and warranties of each Seller set forth herein shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except any representations and warranties that expressly speak as of a specified date or time need only be true and correct as of such specified date or time); provided that any exceptions and qualifications with regard to materiality or Material Adverse Effect contained therein shall be disregarded for purposes of this Section 2.02(b)(ii)(A), and (3) all of the covenants and agreements of each Seller set forth herein and required to have been performed as of the Closing Date shall have been performed in all material respects as of the Closing Date;

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(B) the REIT shall have received a certificate from each Seller, in form and substance reasonably satisfactory to the REIT, executed by the Secretary (or other executive officer) or manager of the Seller, to the effect of clause (A) above;

(C) there shall not have occurred a Material Adverse Effect;

(D) the Transaction Documents required to be executed and delivered by each Seller shall have been executed and delivered by each Seller pursuant to Section 2.02(a);

(E) the REIT shall have received a certificate from each Seller, in form and substance reasonably satisfactory to the REIT, executed by the Secretary (or other executive officer) or manager of such Seller, certifying as of the Closing Date: (1) all manager, board of directors, shareholder or other applicable resolutions, fully and properly adopted and not amended, modified, revoked or rescinded, evidencing such Seller’s authorization to execute, deliver and perform each of the Transaction Documents to which such Seller is a party; and (2) a true and complete copy of the certificate of incorporation and bylaws, certificate of limited liability company and operating agreement, or partnership agreement, as applicable, and any amendments (collectively, “Organizational Documents”) of such Seller;

(F) the REIT shall have received a certificate from each Seller, in form and substance reasonably satisfactory to the REIT, executed by the Secretary (or other executive officer) or manager of such Seller, certifying the names and signatures of the officers of such Seller authorized to sign this Agreement, the other Transaction Documents and the other documents to be delivered hereunder and thereunder;

(G) the REIT shall have received good standing certificates (or their equivalents) of each Seller and Manager Sub, dated not earlier than ten (10) Business Days prior to the Closing Date, from their respective jurisdictions of formation or organization;

(H) the REIT shall have received a duly completed and executed certificate, substantially in the same form as Exhibit G, consistent with the requirements of Treasury Regulations Section 1.1445-2 from each Seller representing as to such Seller’s status as a non-foreign Person;

(I) each of the Key Executives shall have entered into an employment agreement with the REIT by the Effective Date, to be effective as of the Closing Date;

(J) John E. Carter shall have resigned as Chairman of the REIT Board (but, for the avoidance of doubt, not as a director), effective as of the Effective Date; and

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(K) John E. Carter shall have resigned as director of the REIT, effective as of the Closing Date.

(iii) For the benefit of the REIT, the OP and the Sellers:

(A) no statute, rule, regulation, order, decree or injunction shall have been enacted, entered, promulgated or enforced by a Governmental Authority that prohibits the consummation of the Transactions; and

(B) any necessary consents and approvals of any Governmental Authority required for the consummation of the Transactions and any third-party consents set forth in Schedule 2.02(b)(iii) shall have been obtained.

Section 2.03 COSTS AND EXPENSES. Each party shall directly pay for its own costs and expenses incident to the negotiation, preparation and performance of this Agreement and the Transactions, including, but not limited to, the fees of any legal, financial, accounting and other advisors incurred by the party for itself in connection with the Transactions; provided that (a) seventy-five percent (75%) of the D&O Tail Policy Expenses shall be borne by the REIT and the OP, and twenty-five (25%) of the D&O Tail Policy Expenses (the “Seller D&O Tail Policy Expenses”) shall be borne by the Sellers, and (b) forty percent (40%) of the R&W Insurance Expenses shall be borne by the REIT and the OP, and sixty (60%) of the R&W Insurance Expenses (the “Seller R&W Insurance Expenses”) shall be borne by the Sellers. The provisions of this Section 2.03 shall survive the Closing.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.01 REPRESENTATIONS AND WARRANTIES REGARDING THE SELLERS. Each Seller (including, for the purposes of Sections 3.01(a), (b), (d), (f) and (i) Validus Group, for purposes of Sections 3.01(a), (b), (d) and (f), CVA Holdings II, and for purposes of Sections 3.01(a), (c), (d) and (f), John E. Carter, as a “Seller”), jointly and severally, hereby represents and warrants to the REIT and the OP as follows as of the Effective Date and as of the Closing Date (except as to (1) any representations and warranties that expressly speak as of a specified date or time, in which case only as of such specified date or time, and (2) any representations and warranties that expressly refer to a particular Seller, in which case only such Seller is making such representations and warranties), which representations and warranties shall survive the Closing to the extent provided in Section 5.01:

(a) Organization and Qualification. Such Seller, if not a natural person: (i) is a duly formed corporation, limited liability company, or limited partnership, as applicable, validly existing and in good standing under the Laws of its applicable state of formation, and is qualified to conduct its business in each of the states in which it is required to be qualified, except where the failure to be qualified would not reasonably be expected to result in a Material Adverse Effect (such Material Adverse Effect to be either with respect to all Sellers in the aggregate or any Seller individually); and (ii) has the requisite corporate or limited liability company power and authority, as applicable, to carry on its business as now being conducted. Such Seller has the requisite corporate or limited liability company

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power and authority, as applicable, to execute, deliver and perform its obligations under this Agreement, the Transaction Documents to which such Seller is a party and the documents to be executed and delivered by such Seller pursuant to this Agreement. Such Seller is not in default under any provision of its Organizational Documents. Such Seller has delivered to the REIT and the OP complete and correct copies of its Organizational Documents, as amended to date. There is no pending or, to such Seller’s Knowledge, threatened Action for the dissolution, liquidation or insolvency of such Seller.

(b) Due Authorization; Approvals. If such Seller is not a natural person, the execution and delivery of this Agreement and the Transaction Documents to which such Seller is a party, and the performance by such Seller of the Transactions contemplated to be performed by it, have been approved by all necessary corporate or limited liability company action or other proceedings, as applicable, on the part of such Seller. This Agreement has been, or upon execution and delivery shall be, duly executed and delivered by an authorized person on behalf of such Seller and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, shall constitute the legal, valid and binding agreement of each Seller enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting enforcement of creditors’ rights and remedies generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) (the “Enforceability Exceptions”).

(c) Due Execution by the Individual Sellers. If such Seller is a natural person, this Agreement has been duly executed and delivered by such Seller and constitutes the legal, valid and binding agreement of such Seller against it in accordance with its terms, subject to the Enforceability Exceptions. Such Seller has full power and authority to execute this Agreement and each Transaction Document to which it is a party.

(d) No Conflict; Legal Compliance. (i) Neither the execution, delivery, nor performance of this Agreement by such Seller, nor any action or omission on the part of such Seller required pursuant hereto, nor the consummation of the Transactions by such Seller will (A) result in a breach or violation of, or constitute a default (with or without due notice or lapse of time or both) under, any Legal Requirement applicable to such Seller, (B) if such Seller is not a natural person, result in a breach of any term or provision of the Organizational Documents of such Seller or (C) constitute a default or result in or permit the cancellation or termination, result in the acceleration, breach or violation of any agreement, instrument or other material document to which such Seller is a party or by which any of such Seller’s properties are bound, or give any Person the right to challenge any such transaction, to declare any such default, cancellation, termination, acceleration, breach or violation or to exercise any remedy or obtain any other relief under any such agreement, instrument, indenture or other material document or under any Legal Requirement, except in the case of (A) or (C), as would not reasonably be expected to result in a Material Adverse Effect.

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(e) Litigation and Default. Except as set forth on Schedule 3.01(e), (i) such Seller has not been served with notice of any legal proceeding related to the Business, such Seller or Manager Sub; and (ii) no material legal proceeding has been threatened in writing or, to the Knowledge of such Seller, orally against such Seller related to the Business, such Seller or Manager Sub.

(f) Insolvency. Such Seller is not subject to: (i) a general assignment for the benefit of creditors; (ii) a voluntary petition in bankruptcy of an involuntary petition by its creditors; (iii) the appointment of a receiver to take possession of all, or substantially all, of its assets; (iv) the attachment or other judicial seizure of all, or substantially all, of its assets; (v) an admission in writing of its inability to pay its debts as they come due; or (vi) an offer of settlement, extension or composition to its creditors generally.

(g) Ownership of the Equity Interests. Such Seller owns the respective Equity Interest of Manager Sub free and clear of Encumbrances as set forth on Schedule 3.01(g). Immediately following the Closing, the OP shall own directly all of the Equity Interest in Manager Sub, together being the Membership Interests, free and clear of all Encumbrances, other than those imposed by Law or resulting from action by the REIT or the OP.

(h) Tax Matters.

(i) Such Seller has timely filed all material federal, state, local and foreign Tax Returns and reports required to be filed by it with the appropriate Tax Authorities (after giving effect to any filing extension properly granted by any such Tax Authority having authority to do so). All such Tax Returns and reports are true, correct, and complete in all material respects. Such Seller has not sought or obtained any “private letter ruling” or similar guidance from the U.S. Internal Revenue Service (or comparable state, local, or non-U.S. authority).

(ii) Such Seller has timely paid (or had timely paid on its behalf) or will timely pay all Taxes due and payable by such Seller, including any Taxes levied on any of such Seller’s properties, assets, income or franchises, whether or not shown as owing on such Tax Returns. All amounts of Taxes that such Seller was required by Law to withhold or collect in connection with amounts owing to any employee, independent contractor, creditor or other third party have been duly withheld or collected and, to the extent required, have been timely remitted to the appropriate Tax Authority. No deficiencies for any Taxes have been proposed, asserted or assessed in writing against such Seller, and no waivers or extensions of the time to assess or collect any such Taxes are currently in effect.

(iii) There are no liens for Taxes (other than statutory liens for Taxes not yet due and payable) upon any of the assets of such Seller, including the Transferred Assets transferred by such Seller to Manager Sub.

(iv) There are no pending or threatened in writing audits, assessments, claims, proceedings, or other actions with respect to Taxes or Tax Returns of, or with respect to, such Seller, or any matters under discussion with any Tax Authority with respect to Taxes that are likely to result in an additional liability for Taxes on the part of such Seller. No power of attorney has been granted to any Person with respect to any Tax matter of such Seller that will remain in force after the Closing. No claim has been made by any Tax Authority in a jurisdiction where such Seller does not file Tax Returns that such entity is or may be subject to taxation by that jurisdiction.

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(i) Validus Group Financial Statements; Net Worth. Validus Group hereby represents and warrants that Schedule 3.01(i) contains the unaudited balance sheets of Validus Group as of December 31, 2019, 2018 and 2017, respectively, and the related statements of income for the fiscal years ended 2018 and 2017 (collectively, the “Validus Group Financial Statements”). Except as set forth therein or in Schedule 3.01(i), the Validus Group Financial Statements have been prepared on a cash basis, applied on a basis consistent with Validus Group’s prior practices, are consistent with the books and records of Validus Group, and in all material respects present accurately and fairly the financial position, results of operations and cash flows of Validus Group as of their respective dates and for the respective periods covered thereby; provided, however, that such unaudited financial statements are subject to year-end adjustments, none of which are expected as of the Effective Date to be material. As of the Effective Date, Validus Group has a tangible net worth (as would be calculated in accordance with GAAP) in excess of $10 million.

(j) Brokers, Finders and Advisors. No Seller nor any of their Subsidiaries has entered into any agreement resulting in, or which will result in, the REIT, the OP, or any subsidiary thereof having any obligation or liability as a result of the execution and delivery of this Agreement and the consummation of the Transactions for any brokerage, finder or advisory fees or charges of any kind whatsoever, except that the Sellers have employed Robert A. Stanger & Company, Inc. as financial advisor to the Sellers (the fees and expenses in respect of which shall be included in the Sellers’ transaction expenses and be payable by the Sellers in accordance with Section 2.03).

Section 3.02 REPRESENTATIONS AND WARRANTIES REGARDING THE BUSINESS AND MANAGER SUB. Each Seller, jointly and severally, hereby represents and warrants to the REIT and the OP as follows as of the Effective Date and as of the Closing Date (except as to any representations and warranties that expressly speak as of a specified date or time, in which case only as of such specified date or time), which representations and warranties shall survive the Closing to the extent provided in Section 5.01:

(a) Organization and Qualification. Manager Sub: (A) is a duly formed limited liability company validly existing and in good standing under the Laws of the State of Delaware, and is duly qualified to conduct its business and in good standing in all jurisdictions (whether federal, state, local or foreign) in which it is required to be qualified, except where the failure to be qualified would not reasonably be expected to result in a Material Adverse Effect; and (B) has the requisite limited liability company power and authority to carry on its business as now being conducted. Manager Sub has the requisite limited liability company power and authority to execute, deliver and perform its obligations under this Agreement, the Transaction Documents to which it is a party and the documents to be executed and delivered by it pursuant to this Agreement. Manager Sub is not in default under any provision of its Organizational Documents. Sellers have, on behalf of Manager Sub, delivered to the REIT and OP complete and correct copies of Manager Sub’s Organizational Documents, as amended to date. There is no pending or, to any Seller’s Knowledge, threatened Action for the dissolution, liquidation or insolvency of Manager Sub.

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(b) Due Authorization; Approvals. The execution and delivery of this Agreement and the Transaction Documents to which Manager Sub is a party, and the performance by Manager Sub of the Transactions contemplated to be performed by it, have been approved by all necessary limited liability company action or other proceedings. This Agreement has been, or upon execution and delivery, shall be duly executed and delivered by an authorized person on behalf of Manager Sub and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, will constitute the legal, valid and binding agreement of each enforceable against Manager Sub in accordance with its terms, subject to the Enforceability Exceptions.

(c) No Conflict; Legal Compliance. (i) Neither the execution, delivery, nor performance of this Agreement by Manager Sub, nor any action or omission on the part of Manager Sub required pursuant hereto, nor the consummation of the Transactions by Manager Sub will (A) result in a breach or violation of, or constitute a default (with or without due notice or lapse of time or both) under, any Legal Requirement applicable to Manager Sub, (B) result in a breach of any term or provision of the Organizational Documents of Manager Sub or (C) constitute a default or result in or permit the cancellation or termination, result in the acceleration, breach or violation of any agreement, instrument or other material document to which Manager Sub is a party or by which any of Manager Sub’s properties is bound, or give any Person the right to challenge any such transaction, declare any such default, cancellation, termination, acceleration, breach or violation or to exercise any remedy or obtain any other relief under any such agreement, instrument, indenture or other material document or under any Legal Requirement, except, in the case of (A) or (C), as would not reasonably be expected to result in a Material Adverse Effect; and (ii) except as set forth in Schedule 3.02(c), Sellers and Manager Sub are not, and will not be, required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the Assignment and Acceptance Agreement that has not already been given or obtained.

(d) Financial Statements. Schedule 3.02(d) contains the audited balance sheets of CVRMC II as of December 31, 2019, 2018, 2017 and 2016, respectively, and the related statements of income and cash flows for the fiscal years then ended (collectively, the “Business Financial Statements”). Except as set forth therein or in Schedule 3.02(d), the Business Financial Statements have been prepared in accordance with GAAP, applied on a basis consistent with the Business’s prior practices, are consistent with the books and records of the Business, and in all material respects present accurately and fairly the financial position, results of operations and cash flows of the Business as of their respective dates and for the respective periods covered thereby in accordance with GAAP.

(e) Absence of Undisclosed Liabilities There are no material liabilities or obligations relating to the Business or the Transferred Assets of any nature (whether known or unknown, accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when asserted) and, to the Knowledge of each Seller, there

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is no existing condition, situation or set of circumstances that reasonably could be expected to result in such a material liability or obligation, except for liabilities or obligations reflected in the Business Financial Statements; or that have arisen since January 1, 2019 in the ordinary course of business (including in the course of the Transactions) and none of which is a material liability resulting from the breach of contract or violation of Law, including any environmental Law).

(f) Litigation and Default. (i) There is no Action pending against the Sellers or Manager Sub except as set forth on Schedule 3.01(e); (ii) no material Action has been threatened in writing nor, to the Knowledge of each Seller, orally against the Sellers or Manager Sub; (iii) to the Knowledge of each Seller, no Seller nor Manager Sub is in breach of any provisions of any Legal Requirement; (iv) to the Knowledge of each Seller, no event has occurred that, with due notice or lapse of time or both, would constitute a breach of any Legal Requirement on the part of any Seller or Manager Sub; and (v) there is no investigation of a Governmental Authority pending or, to the Knowledge of each Seller, threatened against any Seller or Manager Sub, other than as have not had and would not reasonably be expected to have a Material Adverse Effect. There are no outstanding, pending or, to the Knowledge of each Seller, threatened orders, writs, judgments, decrees, injunctions or settlements against any Seller or Manager Sub that: (x) prohibit or restrict the consummation of the Transactions; or (y) have, or would reasonably be expected to have, a Material Adverse Effect.

(g) Insolvency. Manager Sub has not: (i) made a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors; (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of its assets; (iv) suffered the attachment or other judicial seizure of all, or substantially all, of its assets; (v) admitted in writing its inability to pay its debts as they come due; or (vi) made an offer of settlement, extension or composition to its creditors generally.

(h) Ownership of the Equity Interests. There are no outstanding subscriptions, options, warrants, calls, rights or convertible or exchangeable securities or any other agreements or other instruments giving any Person the right to acquire any Equity Interests of Manager Sub, or giving any Person any right or privilege (whether pre-emptive or contractual) capable of becoming an agreement or option to acquire such Equity Interests. There are no outstanding or authorized share appreciation, phantom share, profit participation or similar rights for which Manager Sub has any liability. There are no voting trusts, proxies or other agreements or understandings (including but not limited to partnerships, joint ventures, or similar interests) to which Manager Sub or any of the Sellers is a party with respect to any Equity Interests of Manager Sub. There are no issued or outstanding bonds, indentures, notes or other Indebtedness having the right to vote (or convertible into securities that have the right to vote) on any matters on which the members of Manager Sub may vote.

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(i) Contracts. The contracts listed on Schedule 3.02(i) constitute all of the Material Contracts (and all amendments or modifications thereto) as of the Effective Date. For the purposes of this Agreement, the term “Material Contracts” shall include:

(i) any Contract that is expected to provide for payment or receipt by any Seller or Manager Sub of more than $100,000 in any given calendar year (other than any Contract that is terminable by such Seller or Manager Sub with ninety (90) days written notice without payment or penalty);

(ii) any Contract relating to the acquisition or disposition of any business or operations (whether by merger, sale of equity interests, sale of assets, outsourcing or otherwise) with material ongoing obligations;

(iii) any joint venture, partnership, strategic alliance, teaming, cooperation or similar Contract;

(iv) any Contract regarding the employment, or restricting the employment, of any Business Employee;

(v) any Contract under which any Seller or Manager Sub receives or grants a license or other rights (including by means of a covenant not to sue) with respect to material Intellectual Property or any option relating thereto (excluding any license to off-the-shelf non-customized software that is generally commercially available for a fee of less than $100,000 annually for such license);

(vi) any Contract that limits or purports to limit (or that following Closing would limit) the ability of any Seller or Manager Sub and/or their respective Affiliates (A) to compete in any line of business, with any Person, in any geographic area or during any period of time or (B) to solicit any customers or employees;

(vii) any Contract that grants any right of first refusal, right of first offer or option to acquire or similar right in respect of the assets of any Seller or Manager Sub;

(viii) any Contract that contains any exclusivity restriction or a “most favored nation” clause;

(ix) any settlement agreement, assurance of discontinuance, consent agreement, or memorandum of understanding with respect to any Action, in each such case, with material continuing obligations thereunder or involving material injunctive or nonmonetary relief;

(x) any Contract entered into with any Governmental Authority with continuing obligations thereunder;

(xi) any Contract to enter into any of the foregoing; and

(xii) any other Contract that is necessary for the operation of the Business and not previously disclosed pursuant to this Section 3.02(i).

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The Sellers have delivered to the REIT and the OP a correct and complete copy of each written agreement listed on Schedule 3.02(i) and a written summary setting the terms and conditions of each oral agreement referred to therein. With respect to each Material Contract listed on Schedule 3.02(i), except as disclosed on Schedule 3.02(i), (i) the agreement is legal, valid, binding and in full force and effect in accordance with its terms; (ii) no Seller or, to any Seller’s Knowledge, no other Person who or which is a party to a Material Contract listed on Schedule 3.02(i), is in material breach or default, and no material event has occurred (or is reasonably likely to occur) which with notice or lapse of time (or both) would constitute a material breach or default, or permit termination, modification, or acceleration under, such Material Contract; (iii) to each Seller’s Knowledge, no party to a Material Contract listed on Schedule 3.02(i) has repudiated or threatened to repudiate any provision of any such Material Contract; (iv) the parties’ entry into the Assignment and Acceptance Agreement, effective as of the Closing Date, and this Agreement will not give rise to a material breach, default or violation by Manager Sub or any Seller of any Material Contract listed on Schedule 3.02(i) and will not require the consent or approval of any third party except as otherwise set forth on Schedule 3.02(c); and (v) all contracts that are necessary for the operation of the Business comprise Transferred Assets.

(j) Compliance With Laws. No Seller nor Manager Sub has received written notice of any violation of any Laws relating to or arising out of the Business, the Business Employees, the Transferred Assets, or the Material Contracts that remains uncured. No Seller nor Manager Sub is, and since its date of formation, has been, in material default under or in material violation of, nor has either been charged with any material violation of, any Law, relating to or arising out of the Business, the Business Employees, the Transferred Assets, or the Material Contracts. To the Knowledge of each Seller, the Business has at all times since the time of each Seller’s or Manager Sub’s, as applicable, formation been operated in all material respects in accordance with applicable Laws and Governmental Licenses.

(k) Foreign Asset Control. None of any Seller, Manager Sub or, to the Knowledge of each Seller, any of their respective Affiliates or constituents is a Person that: (i) is, or is controlled by, a Designated Person; (ii) has received funds or other property from a Designated Person; or (iii) is in breach of or is the subject of any action or investigation under any Anti-Terrorism Law. None of any Seller, Manager Sub or any of their respective Affiliates or constituents engages, or will engage in, any dealings or transactions, or is or shall be otherwise associated, with any Designated Person. Each Seller and Manager Sub are each in compliance in all material respects with the Patriot Act. Each Seller and Manager Sub have taken commercially reasonable measures to ensure compliance with the Anti-Terrorism Laws, including the requirement that: (y) no Person who owns any direct or indirect interest in any Seller or Manager Sub is a Designated Person; and (z) funds invested directly or indirectly in each Seller or Manager Sub are derived from legal sources.

(l) Absence of Certain Changes. Except as set forth on Schedule 3.02(l), from January 1, 2020 until the Effective Date, each Seller has operated in the ordinary course of business in all material respects and there has not been, with respect to such Seller, any action that would have been prohibited by Section 4.01 had this Agreement been in effect for such period.

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(m) Title to Assets. At the Closing Date, Manager Sub will have good, valid and marketable title to all Transferred Assets. All such Transferred Assets are free and clear of all Encumbrances other than: (i) Encumbrances for or in respect of Taxes or governmental levies not yet due and payable; (ii) the rights of lessors and lessees under leases executed in the ordinary course of business; and (iii) the rights of licensors and licensees under licenses executed in the ordinary course of business. Each of the Transferred Assets is suitable in all material respects for the purpose for which it is intended to be used.

(n) Sufficiency of Assets. Except as set forth on Schedule 3.02(n), the Transferred Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business in all material respects in the manner currently conducted. All of the material Personal Property used in the Business and included in the Transferred Assets, whether owned or leased, has been maintained in accordance with reasonable and customary business practice and is in good operating condition, ordinary wear and tear excepted. Manager Sub is not in material default under any lease agreement for Personal Property included in the Transferred Assets.

(o) Employees.

(i) Each Seller has made available to the REIT a list of the employees of, or persons providing services to, such Seller and its Affiliates, involved in the operation of the Business as of the Effective Date (each such employee or person, together with any new or replacement employees or persons who shall be employees of, or persons providing services to, such Seller or any of its Subsidiaries in connection with the operation of the Business as of the Closing, being referred to herein as a “Business Employee”). As of the Effective Date, each Business Employee is employed by CVHM. Schedule 3.02(o)(i) contains, for each current Business Employee, a true, complete and correct list of the: Business Employee’s name; hire date; department; current annual salary or hourly rate of pay (whichever is applicable); bonuses and other incentive pay earned in 2019 (whether paid in 2019 or 2020); accrued bonuses and other incentive pay for 2020; part-time, full-time or temporary status; exempt or non-exempt status; accrued unused vacation benefits; leave of absence status (including FMLA and disability), including any expected return to work date; and service credited for purposes of vesting and eligibility to participate under the Plans. Except as listed on Schedule 3.02(o)(i), each Employee may be terminated at will without penalty or any continuing obligations, except for any accrued, vested benefits under the Plans and statutory obligations to former employees. Seller has provided accurate and complete I-9 information for all Business Employees.

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(ii) No Seller nor any of its Subsidiaries is, or has been, a party to any collective bargaining agreement, labor union contract, or trade union agreement (each a “Collective Bargaining Agreement”); no Collective Bargaining Agreement is being negotiated; and no Seller nor any of its Subsidiaries is the subject of any legal proceeding that seeks to compel any Seller or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment or any other matter. No labor organization or group of employees of any Seller or any of its Subsidiaries has made, in writing, a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. There is no strike, lockout, slowdown, or work stoppage against any Seller or any of its Subsidiaries currently pending or, to the Knowledge of any Seller, threatened, that may interfere in any material respect with the conduct of the Business by the Sellers or any of their Subsidiaries. Each Seller and its Subsidiaries have complied in all material respects with all applicable Laws regarding employment and employment practices (including anti-discrimination), terms and conditions of employment and wages and hours (including classification of employees and equitable pay practices) and other laws in respect of any reduction in force (including notice, information and consultation requirements), and, except as set forth on Schedule 3.02(o)(ii), no claims relating to non-compliance with the foregoing are pending or, to the Knowledge of each Seller, threatened. No Seller nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. All Business Employees characterized and treated by any Seller as independent contractors or consultants are properly treated as independent contractors under applicable Law.

(p) Benefit Plans.

(i) Schedule 3.02(p) sets forth a true, complete and correct list of each Plan. With respect to each Plan, Sellers have provided, or made available, to the REIT, as applicable: (A) all documents embodying or governing such Plan (or a complete and accurate summary of any Plan that is not evidenced by a written plan document), and any funding medium for the Plan (including, without limitation, trust agreements), (B) the most recent IRS determination or opinion letter with respect to such Plan under Section 401(a) of the Code, (C) the three (3) most recently filed IRS Form 5500 Annual Reports and accompanying schedules and audited financial statements, (D) the most recent actuarial report, (E) the current summary plan description for such Plan and all summaries of material modifications thereto, (F) any insurance policy related to such Plan, and (G) all material written correspondence received from the IRS, Pension Benefit Guaranty Corporation, the U.S. Department of Labor or any other Governmental Authority relating thereto.

(ii) With respect to each Plan, (A) no claims (other than routine claims for benefits in the ordinary course of business) are pending or threatened in writing or, to any Seller’s Knowledge, threatened orally against any Seller, Manager Sub, any Plan or a fiduciary of any Plan; (B) no facts or circumstances exist that would give rise to any such claims; (C) there is no administrative investigation, audit or

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other administrative proceeding by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or other Governmental Authority pending or threatened in writing or, to any Seller’s Knowledge, threatened orally against any Seller, Manager Sub, any Plan or a fiduciary of any Plan, and within the three (3) years prior to the date hereof, none of the Sellers nor Manger Sub have been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority with respect to any Plan; and (D) each Plan which is intended to be qualified within the meaning of Code Section 401(a) is, and has been since its adoption, so qualified and has received, or is entitled to rely upon, a favorable determination or opinion letter as to its qualification, and nothing has occurred, whether by action or failure to act, that would reasonably be expected to cause the loss of such qualification and neither the Sellers nor any Affiliate thereof has received any correspondence or notice from a Governmental Authority that calls into question the qualification of any such Plan. Each Plan has been operated in all material respects in accordance with its terms and with the requirements of all applicable Laws. There have been no non-exempt “prohibited transactions” within the meaning of Section 4975 of the Code or Section 406 of ERISA and no breach of fiduciary duty has occurred. With respect to each Plan, as applicable, all reports and disclosures required to be filed or delivered under ERISA and the Code have been accurate in all material respects as of the date filed, have been filed or distributed in a timely manner, and any Taxes due in connection with such filings have been paid. All contributions, transfers and payments in respect of any Plan made within the past three years have been or are fully deductible under the Code. All contributions (including all employer contributions and employee salary reduction contributions), premiums and expenses to or in respect of each Plan have been timely paid in full or, to the extent not yet due, have been adequately accrued on financial statements that have been provided to the REIT and the OP. Each Plan that is an “employee welfare benefit plan” (within the meaning of Section 3(1) of ERISA), with the exception of any flexible spending arrangements subject to Sections 125 and 105 of the Code and health savings accounts, are provided exclusively through insurance Contracts or policies issued by an insurance company, health maintenance organization, or similar organization unrelated to the Sellers.

(iii) No Plan is subject to Title IV of ERISA, a multiemployer plan (within the meaning of ERISA Section 3(37)), a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or a “multiple employer plan” (as defined in Section 413 of the Code) and no Seller has ever contributed to or maintained any such plan. Neither Sellers nor Manager Sub has any liability under Title IV of ERISA, the Code or other applicable Law with respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA) subject to Title IV of ERISA that is maintained by an ERISA Affiliate or to which an ERISA Affiliate contributes or previously contributed.

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(iv) Except as set forth on Schedule 3.02(p), no Plan provides for any post-termination or retiree welfare benefits to any individual for any reason, other than as required under Section 4980B or the Code, Part 6 of Title I of ERISA or other similar applicable Law. With respect to each Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA), all claims incurred by Sellers or Manager Sub are (i) fully insured, or (ii) covered under a contract with a health maintenance organization.

(v) Except as set forth on Schedule 3.02(p), neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (individually or together with the occurrence of any other event): (i) entitle any current or former Business Employee to any payment or benefit, (ii) accelerate the time of payment, vesting or funding, or increase the amount or value of any compensation due to such person, (iii) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code or result in the payment of any excess parachute payments (within the meaning Section 280G of the Code) or (iv) require a “gross-up” or other payment to any “disqualified individual” (within the meaning Section 280G of the Code) or with respect to any deferred compensation plan within the meaning of Section 409A of the Code.

(vi) Each Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has (i) been maintained in good faith compliance with Section 409A of the Code and all applicable Treasury Regulations promulgated thereunder so as to avoid any Tax, penalty or interest under Section 409A of the Code and, as to any such plan in existence prior to January 1, 2005, has not been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004, or has been amended in a manner that conforms with the requirements of Section 409A of the Code, and (ii) been in documentary and operational compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder in all material respects.

(vii) Each Seller and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (a “Company Health Plan”) (i) is currently in compliance with the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (“PPACA”), the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152 (“HCERA”), and all regulations and guidance issued thereunder (collectively, with PPACA and HCERA, the “Healthcare Reform Laws”), (ii) has at all times been in compliance with all applicable Healthcare Reform Laws, and (iii) no event has occurred, and to the Knowledge of Sellers, no condition or circumstance exists, that would reasonably be expected to subject Sellers or any Company Health Plan to any penalties or excise taxes under Sections 4980D, 4980H, or 4980I of the Code or any other provision of the Healthcare Reform Laws.

(viii) Each Plan may be amended or terminated without the consent of the participants and without the imposition of any additional liability or penalties upon Manager Sub, the Sellers or their ERISA Affiliates. None of the Sellers nor the Manager Sub have (i) announced its intention, made any amendment or any binding commitment, or given written or oral notice providing that it shall increase benefits under any Plan, (ii) created or adopted any arrangement that would be considered a Plan once established, or (iii) agreed not to exercise any right or power to amend, suspend or terminate any Plan.

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(q) Loans to the Sellers. There are no outstanding loans to, or other Indebtedness incurred by, any Seller or Manager Sub, except as set forth on Schedule 3.02(q).

(r) Licenses and Permits. (i) Each Seller or Manager Sub, as applicable, holds all material licenses, permits and other regulatory and governmental authorizations (“Governmental Licenses”) that are required to be maintained by it in connection with the conduct of the Business, (ii) each such Governmental License is valid and in full force and effect in all material respects and will not be invalidated by consummation of the Transactions and (iii) each Seller and Manager Sub has been and is in compliance in all material respects with all of the terms and requirements of each Governmental License, there are no disputes, oral agreements or forbearance programs in effect as to any Governmental License, and as of the Closing Date, none of the Sellers nor Manager Sub has received any written notice of any investigation commenced or pending by any Governmental Authority with respect to the Sellers or the Business.

(s) Real Property.

(i) The Sellers and their Subsidiaries do not own any real property, have never owned any real property, and will not as of the Closing, own any real property. Schedule 3.02(s) sets forth a correct and complete list of the addresses of the real property leased or subleased to or occupied by each Seller or any of its Subsidiaries (all such property, the “Leased Real Property”) and also lists the lease or sublease and any amendments thereto pursuant to which each Seller or any of its Subsidiaries occupies any Leased Real Property.

(ii) Assuming due authorization, execution and delivery by the counterparty to each lease, each lease required to be listed on Schedule 3.02(s) is a legal, valid and binding agreement of the applicable Seller or Manager Sub, as applicable, enforceable against the applicable Seller or Manager Sub, as applicable, and, to the Knowledge of each Seller, each other party thereto, in accordance with its terms, in each case, subject to the Enforceability Exceptions. No Seller nor any of its Subsidiaries is, or has received any notice that any other party is, in default in any material respect (or any condition or event that, after notice or lapse of time or both, would constitute a default in any material respect) under any such lease. No Seller nor any of its Subsidiaries owes any brokerage commissions with respect to any such leased space (including any contingent obligation in respect of future lease extensions).

(iii) The Sellers have delivered, or made available, to the REIT prior to the execution of this Agreement correct and complete copies of all leases (including any amendments and renewal letters) required to be listed on Schedule 3.02(s). There are no other written understandings, arrangements or agreements between the parties to such leases with respect to the leasing of the Leased Real Property.

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(iv) Except as set forth on Schedule 3.02(s), no other Person holds any sublease, lease option or other current or contingent right to occupy any of the Leased Real Property before the expiration of the applicable lease. No tenant or other party in possession of any of the Leased Real Property has any right to purchase, or holds any right of first refusal to purchase, such properties.

(t) Environmental Liability. There are no pending legal, administrative, arbitral or other proceedings, or, to the Knowledge of each Seller, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that are reasonably likely to result in the imposition, on any Seller or any of its Subsidiaries of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance pending or threatened against any Seller or any of its Subsidiaries, except as would not be reasonably likely, individually or in the aggregate, to result in a Material Adverse Effect. No Seller nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Authority or third party imposing any liability or obligation with respect to the foregoing that is reasonably likely, individually or in the aggregate, to result in a Material Adverse Effect.

(u) Intellectual Property.

(i) Schedule 3.02(u)(i) lists each Mark included in the Transferred Assets, in each case listing, as applicable, (A) the name of the applicant/registrant and current owner, (B) the jurisdiction where the application/registration is located (or, for domain names, the applicable registrar), (C) the application or registration number, (D) the filing date and issuance/registration/grant date, and (E) the prosecution status. Unless otherwise set forth on Schedule 3.02(u)(i), all such Marks (W) have been registered with an accredited registrar, (X) are currently in compliance in all material respects with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), (Y) are valid and enforceable, and (Z) are not subject to any Actions or maintenance fees or Taxes that are or will become due within 90 days after the Closing Date. No Mark listed on Schedule 3.02(u)(i) and except as otherwise described on such Schedule 3.02(u)(i) has been, or is now involved in any pending Action that opposes or seeks invalidation or cancellation of any such Mark, and to each Seller’s Knowledge, no such Action is threatened. Schedule 3.02(u)(i) contains a complete and accurate list of all registered Business Intellectual Property owned or held for use by a Seller.

(ii) Each Seller owns or has the right to use pursuant to a valid and enforceable contract, all material Intellectual Property used in or necessary to the operation of the Business in the same manner as conducted immediately prior to the Closing Date (such Intellectual Property, excluding the Marks set forth on Schedule 3.02(u)(ii), the “Business Intellectual Property”). Each item of Business

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Intellectual Property will be owned or available for use by Manager Sub on or immediately after the Closing Date on the same material terms and conditions. Each Seller has taken all reasonably necessary action to maintain and protect each item of Business Intellectual Property. Neither the execution, delivery and performance of this Agreement, the Transaction Documents and such other agreements, documents and instruments to be executed and delivered after the date hereof, nor the consummation of the Transactions, nor any contract to which the Sellers are a party or otherwise bound, will cause or require (or purports to cause or require) the REIT, the OP, Manager Sub, or any of their Subsidiaries to (i) grant to any other Person any license, covenant not to sue, immunity or other right with respect to or under any Business Intellectual Property; or (ii) be obligated to pay any royalties or other amounts, or offer any discounts, to any other Person with respect to any Business Intellectual Property.

(iii) The Sellers have delivered to the REIT and OP copies of all written documentation in its possession that evidences the ownership (or other right to use), the right to maintain and prosecute (if applicable), and support, each item of Business Intellectual Property. With respect to each such item of Business Intellectual Property, to each Seller’s Knowledge: (i) Sellers possesses all right, title, and interest in and to the item, free and clear of any Encumbrance; (ii) each item is not subject to any outstanding Legal Requirement; (iii) no Action is pending, or threatened (and there is no basis therefor), which challenges the enforceability, use, or ownership of the item; and (iv) except as set forth on Schedule 3.02(u)(iii), no Seller has agreed to indemnify any Person for, or against, any interference, infringement, misappropriation, or other conflict with respect to each such item.

(iv) The Business as currently conducted and as planned to be conducted (i) does not infringe, misappropriate, use or disclose without authorization, or otherwise violate (and, when conducted by REIT, the OP, Manager Sub, or any of their Subsidiaries following the Closing in substantially the same manner, will not infringe, misappropriate, use or disclose without authorization, or otherwise violate) any non-patent Intellectual Property of any third Person or, to each Seller’s Knowledge, any patents of any third Person, and (ii) does not constitute (and, when conducted by the REIT, the OP, Manager Sub, or any of their Subsidiaries following the Closing in substantially the same manner, will not constitute) unfair competition or trade practices under the laws of any relevant jurisdiction. To each Seller’s Knowledge, no Person is infringing, misappropriating, using or disclosing without authorization, or otherwise violating any Business Intellectual Property owned by any of the Sellers.

(v) Insurance. Schedule 3.02(v) sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by each Seller or its Affiliates (including the Manager Sub) and relating to the Business (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to the REIT and the OP. Such Insurance Policies are in full force and effect

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and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. Neither the Sellers nor any of their Affiliates (including the Manager Sub) has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will shall paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Sellers or Manager Sub. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. Except as set forth on Schedule 3.02(v), there are no claims related to the Business pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. None of Seller or any of its Affiliates (including the Manager Sub) is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Sellers and Manager Sub and are sufficient for compliance with all applicable Laws and Contracts to which the REIT is a party or by which it is bound.

(w) IT Systems. The IT Systems are in good working condition and are sufficient for the operation of the Business as currently conducted and as proposed to be conducted. In the past three (3) years, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the IT Systems that has resulted or is reasonably likely to result in disruption or damage to the Business and that has not been remedied. The Sellers have taken all commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and software and hardware support arrangements. From and after the Closing, the REIT, the OP, Manager Sub, and their Subsidiaries will have exercised and be permitted to exercise the same rights (whether ownership, license or otherwise) with respect to the IT Systems as the Sellers would have had and been able to exercise had this Agreement, the Transaction Documents and such other agreements, documents and instruments to be executed and delivered after the date hereof not been entered into and the Transactions not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Sellers would otherwise have been required to pay anyway.

(x) Privacy and Data Security. Each Seller has complied with all applicable Laws and all internal or publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Business. In the past three (3) years, the Business has not (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in its possession or control or (ii) been subject to or received any notice of any audit, investigation, complaint, or other Action by any Governmental Authority or other Person concerning the Business’ collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, and to each Seller’s Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such Action.

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(y) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of any Seller or any of its Subsidiaries.

(z) Transactions with Related Parties. There are no outstanding loans, receivables or payables from or to any Seller, on the one hand, and any Business Employee or other Seller or any of its Subsidiaries, on the other hand. There is no: (i) agreement between Manager Sub, on the one hand, and (A) any Seller, (B) any current or former officer, employee, director or partner of any Seller or Manager Sub or (C) any Affiliate of the Persons identified in clauses (A) and (B), on the other hand, except for employment agreements or other agreements governing terms of employment; or (ii) agreement requiring payments to be made by any Seller or Manager Sub to any Person on a change of control or otherwise as a result of the consummation of the Transactions, except in each case as set forth in Schedule 3.02(z).

(aa) Improper Payments. No Seller nor any of its Subsidiaries nor, to the Knowledge of each Seller, any director, officer or representative of any Seller or any of its Subsidiaries has (i) used any corporate funds for any unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or (iii) made any unlawful bribe, rebate, payoff, kickback or other unlawful payment to any foreign or domestic government official or employee, in each case, in violation in any material respect of any applicable Anti-Corruption Law. No Seller nor any of its Subsidiaries has received any written communication that alleges that any Seller or any of its Subsidiaries, or any of their respective representatives, is, or may be, in violation of, or has, or may have, any liability under, any Anti-Corruption Law.

(bb) Investment Company Act. No Seller nor any of its Subsidiaries is required to be registered as an investment company under the Investment Company Act of 1940, as amended.

(cc) Information Furnished. Each Seller has provided to the REIT and the OP true and complete copies of all material corporate records of such Seller and Manager Sub relevant to the Business and all other items referred to in the schedules of this Section 3.02, and neither this Agreement nor the schedules of this Section 3.02, taken as a whole, contain any untrue statement of a material fact or omit any material fact necessary to make the statements herein or therein, as the case may be, not misleading.

Section 3.03 REPRESENTATIONS AND WARRANTIES OF THE REIT AND THE OP. In each case except as disclosed in the REIT SEC Filings (but excluding any forward-looking disclosures set forth in any “risk factors” section, any disclosures in any “forward- looking statements” section and any other disclosures included therein to the extent they are predictive or forward-looking in nature) and except where the failure of any such representations or warranties to be true and correct results from an action or inaction by the Sellers, each of the

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REIT and the OP hereby represents and warrants to the Sellers as follows, as of the Effective Date and as of the Closing Date (except as to any representations and warranties that expressly speak as of a specified date or time, in which case only as of such specified date or time), which representations and warranties shall survive the Closing to the extent provided in Section 5.01:

(a) Organization and Qualification.

(i) The REIT: (A) is a duly formed corporation validly existing and in good standing under the Laws of the State of Maryland and is qualified to do business in each of the states in which it is required to be qualified, except where the failure to be so qualified would not reasonably be expected to result in a REIT Material Adverse Effect; and (B) has the full corporate power and authority to carry on its business as now being conducted. The REIT has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement, the Transaction Documents and the documents to be executed and delivered by the REIT pursuant to this Agreement. The REIT is not in material default under any provision of its charter or amended and restated bylaws.

(ii) The OP: (A) is a duly formed limited partnership validly existing and in good standing under the Laws of the State of Delaware and is qualified to do business in each of the states in which it is required to be qualified, except where the failure to be so qualified would not reasonably be expected to result in a REIT Material Adverse Effect; and (B) has the requisite limited partnership power and authority to carry on its business as now being conducted. The OP has the requisite limited partnership power and authority to execute, deliver and perform its obligations under this Agreement, the Transaction Documents and the documents to be executed and delivered by the OP pursuant to this Agreement. The OP is not in material default under any provision of its certificate of limited partnership or partnership agreement. The OP is organized and operated in a manner so as to qualify for taxation as a partnership for U.S. federal income Tax purposes.

(b) Qualification as REIT. The REIT elected to be treated as a REIT for federal income tax purposes beginning with its taxable year ended December 31, 2014. Commencing with such taxable year, the REIT has at all times been organized and operated in such a manner so as to qualify for taxation as a REIT under the Code, and the current and proposed method of operation for the REIT is expected to enable REIT to continue to meet the requirements for qualification as a REIT.

(c) Due Authorization; Approvals. The execution and delivery of this Agreement and the Transaction Documents to which the REIT or the OP is a party, and the performance by the REIT or the OP of the Transactions contemplated to be performed by it, have been approved by all necessary corporate or limited partnership action or other proceedings, as applicable, on the part of the REIT or the OP. This Agreement has been, or upon execution and delivery will be, duly executed and delivered by authorized persons on behalf of the REIT and the OP, and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, will constitute the legal, valid and binding agreement of each of the REIT and the OP enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Enforceability Exceptions.

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(d) Opinion of Financial Advisor. The Special Committee has received an opinion of Moelis & Company LLC, as financial advisor to the Special Committee (the “Special Committee Financial Advisor”), to the effect that, as of the date of such opinion and based on and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Purchase Price is fair, from a financial point of view, to the REIT. Copies of such opinion will be made available to the members of the REIT Board (solely in their capacity as such) promptly following the receipt thereof by the Special Committee, for informational purposes only.

(e) Brokers, Finders and Advisors. Neither the REIT nor the OP has entered into any agreement resulting in, or which will result in, any Seller or Manager Sub having any obligation or liability as a result of the execution and delivery of this Agreement, or the consummation of the Transactions, for any brokerage, finder or advisory fees or charges of any kind whatsoever, except that the Special Committee has employed the Special Committee Financial Advisor (the fees and expenses in respect of which shall be included in the REIT’s transaction expenses and be payable by the REIT in accordance with Section 2.03).

ARTICLE 4

COVENANTS

Section 4.01 CONDUCT OF BUSINESS PRIOR TO CLOSING. From the Effective Date until the Closing or earlier termination of this Agreement, except as otherwise expressly provided in this Agreement or Schedule 4.01, the Sellers and Manager Sub, as applicable, shall: (i) conduct the Business in the ordinary course, consistent with past practice (including, any reasonable action of short term duration that, based on the Sellers’ good faith business judgment, is necessary to respond to COVID-19 or the effects thereof) and in compliance with the requirements of the Management Agreements, as modified by Section 4.16; (ii) use commercially reasonable efforts to preserve intact its present organization; (iii) use commercially reasonable efforts to keep available the services of its present officers and employees and of all other Persons who provide material services to the REIT, Mapletree and/or their respective subsidiaries; and (iv) use commercially reasonable efforts to preserve its relationships with others having business dealings with it relating to the Business. Without limiting the generality of the foregoing, except as otherwise contemplated by this Agreement, and including within this exception, for the avoidance of doubt, the contribution of assets from the Sellers to Manager Sub and the issuance of Equity Interests of Manager Sub to the Sellers, from the Effective Date to the Closing, without the prior written consent of the Special Committee, the Sellers and Manager Sub, as applicable, shall not:

(a) sell, lease, Encumber, transfer, license or dispose of any Contracts or Intellectual Property, other than in the ordinary course of business consistent with past practice, subject to any REIT Board approval requirements in place as of the Effective Date;

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(b) enter into, amend or terminate any Material Contract, other than in the ordinary course of business consistent with past practice, subject to any REIT Board approval requirements in place as of the Effective Date;

(c) fail to timely pay any account payable relating to the Business in the ordinary course of business, other than amounts that are subject to dispute in good faith;

(d) take any action or fail to take any action, which action or failure would adversely affect the REIT’s qualification as a real estate investment trust within the meaning of Section 856 of the Code or the OP’s qualification as a partnership;

(e) enter into any commitment or transaction relating to the Business, other than in the ordinary course of business consistent with past practice, subject to any REIT Board approval requirements in place as of the Effective Date, or having an individual value below $100,000;

(f) enter into any new line of business;

(g) except as set forth on Schedule 4.01(g), incur, create, assume or guarantee any Indebtedness having an individual or aggregate value in excess of $100,000;

(h) except as set forth on Schedule 4.01(h), make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity;

(i) allow the lapse or termination of material policies of insurance unless contemporaneously replaced;

(j) except as set forth on Schedule 4.01(j), change (or permit to be changed) any accounting or Tax procedure, method or practice (including any method of accounting for Tax purposes), make, change or revoke (or permit to be made, changed or revoked) any Tax election; amend any Tax Return, change the Tax classification of the Sellers or Manager Sub, or settle or compromise any Tax liability;

(k) (A) increase in any manner the compensation or benefits of any Business Employee, (B) pay or otherwise grant any benefit with respect to any Business Employee, or enter into any contract to do any of the foregoing, (C) enter into any employment, severance, or retention agreement with any Business Employee (other than pay severance in accordance with current policies and guidelines of the Business), (D) establish, adopt, enter into, amend or terminate any Plan, (E) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any Business Employee or (F) enter into or amend any collective bargaining agreement, in the case of (A) and (B), other than:

(i) awarding annual performance related merit increases in base salaries or base wages made to all Business Employees in the ordinary course business consistent with the operating budget previously approved by the REIT Board;

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(ii) increasing annual bonus opportunities made in the ordinary course business consistent with the operating budget previously approved by the REIT Board and in no case greater than increases of 10.0% over the prior annual period;

(iii) as set forth on Schedule 4.01(k)(iii); and

(iv) to the extent required by Law;

provided, that the exceptions set forth in Sections 4.01(k)(i) and (ii) shall not apply in the case of any of the executive officers of the Sellers listed on Schedule 4.01(k);

(l) commit to any single or aggregate capital expenditure or commitment in excess of $100,000 (on a consolidated basis), other than in the ordinary course of business consistent with the previously approved capital budget, subject to any REIT Board approval requirements that are in place as of the Effective Date;

(m) except as required to consummate the Transactions pursuant to this Agreement and the Transaction Documents, acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof, other than in the ordinary course of business consistent with past practice, subject to any REIT Board approval requirements in place as of the Effective Date;

(n) cancel any debts or waive any claims or rights relating to the Business, the Sellers or Manager Sub having an individual or aggregate value in excess of $100,000, other than in the ordinary course of business consistent with past practice, subject to any REIT Board approval requirements in place as of the Effective Date;

(o) enter into any lease for real property or assign its rights under, amend or terminate any lease with respect to real property, other than in the ordinary course of business consistent with past practice, subject to any REIT Board approval requirements in place as of the Effective Date;

(p) issue, sell or grant any Equity Interests of the Sellers or Manager Sub, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any Equity Interests of the Sellers or Manager Sub, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any Equity Interests of the Sellers or Manager Sub or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any Equity Interests of the Sellers or Manager Sub or any other securities in respect of, in lieu of, or in substitution for, the Equity Interests of the Sellers or Manager Sub that are outstanding on the Effective Date;

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(q) initiate any claim, action, suit or proceeding or settle or compromise any claim, action, suit or proceeding pending or threatened against it or relating to the Business, other than any such settlement or compromise that involves solely payment of money damages in an amount not in excess of $50,000 individually or $250,000 in the aggregate that is paid prior to Closing; provided, however, for the avoidance of doubt, that neither the Sellers nor Manager Sub shall agree to, or shall, settle any claim, action, suit or proceeding if the settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the Business;

(r) except as provided on Schedule 4.01(r) and as contemplated by Section 4.10(a), hire or terminate, or enter into any transaction or any contract with, any Business Employee, other than in the ordinary course of business consistent with past practice; provided that no Business Employee reasonably deemed critical to the operation of the Business shall be terminated;

(s) make or authorize any change in its Organizational Documents;

(t) abandon, encumber, assign, convey title (in whole or in part), exclusively license or grant any right or other licenses to Intellectual Property;

(u) take, or agree or otherwise commit to take, or cause the REIT to take or to agree or otherwise commit to take, any action that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Transactions; or

(v) take, or agree or otherwise commit to take, any of the foregoing actions or any other action that if taken would reasonably be expected to prevent the satisfaction of any condition set forth in Section 2.02(b).

Section 4.02 ACCESS TO INFORMATION; LITIGATION SUPPORT.

(a) During the period from the Effective Date to the Closing or earlier termination of this Agreement, each Seller shall furnish the Special Committee, the REIT and their representatives with any information and data (including copies of contracts, plans and other books and records) concerning the Business, Manager Sub and operations of the Business as the Special Committee, the REIT or any of their representatives reasonably may request.

(b) In the event and for so long as any party actively is contesting or defending against any third party action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction involving the Business, each of the other parties will reasonably cooperate with such party and its counsel in the contest or defense, make available their personnel and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense; provided, however, that the contesting or defending party shall reimburse the other party for its reasonable out-of-pocket costs and expenses; provided, further, that each party may restrict the foregoing access and the disclosure of information to the extent that, (i) in the reasonable good faith judgment of such party, any applicable Law requires such party or its subsidiaries to restrict or prohibit access to any

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such information, (ii) in the reasonable good faith judgment of such party, the information is subject to confidentiality obligations to a third party or (iii) disclosure of any such information or document would result in the loss of attorney-client privilege; provided, further, that with respect to clauses (i) through (iii) of this Section 4.02(b), the applicable party shall use its commercially reasonable efforts to (A) obtain the required consent of any such third party to provide such access or disclosure, (B) develop an alternative to providing such information that is reasonably acceptable to each of the parties and (C) in the case of clauses (i) and (iii), enter into a joint defense agreement or implement such other techniques as parties determine would reasonably permit the disclosure of such information without violating applicable Law or jeopardizing such privilege.

Section 4.03 ACCRUED FEES. Not fewer than ten (10) calendar days before the Closing Date, the Seller Representative shall furnish to the Special Committee and to the REIT its good faith estimate of the Accrued REIT Advisory Agreement Fees, the Accrued REIT Property Management and Leasing Fees and the Mapletree Asset and Property Management Fees, setting forth in reasonable detail how such estimates were calculated. The Seller Representative, the Special Committee and the REIT shall cooperate in good faith to agree on the amounts of the Accrued REIT Advisory Agreement Fees, the Accrued REIT Property Management and Leasing Fees and the Mapletree Asset and Property Management Fees.

Section 4.04 CONSENTS AND APPROVALS.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall, and shall cause their respective Subsidiaries to, use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto, all things necessary, proper and advisable under applicable Law or pursuant to any Contract to consummate and make effective, as promptly as practicable, the Transactions, including (i) taking all actions necessary to cause the conditions to Closing set forth in Section 2.02(b) hereof to be satisfied, (ii) preparation and filing of all documentation to effect all required filings, notices, petitions, statements, registrations, submissions and applications and obtaining all necessary actions or nonactions, waivers, consents, authorizations and approvals from Governmental Authorities or other Persons necessary in connection with the consummation of the Transactions and making all necessary registrations and filings (including filings with Governmental Authorities, if any) and taking all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid legal proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the Transactions, (iii) reasonably defending any legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, and (iv) execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement.

(b) In connection with and without limiting the foregoing, each of the parties hereto shall give (or shall cause to be given) any notices to any Person, and each of the parties hereto shall use, and cause each of their respective Affiliates to use, reasonable efforts to obtain any consents from any Person not covered by Section 4.04(a) that are necessary, proper and advisable to consummate the Transactions. Each of the parties hereto

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will furnish to the others such necessary information and reasonable assistance as the others may request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Authority, including promptly informing the other parties of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between any party and any Governmental Authority with respect to this Agreement. To the extent reasonably practicable, each of the parties or their respective representatives shall have the right to review in advance and each of the parties will consult the others on, all the information relating to the other and each of their Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Transactions, except that confidential competitively sensitive business information may be redacted from such exchanges. To the extent reasonably practicable, neither of the parties hereto shall, nor shall they permit their respective representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Authority in respect of any filing, investigation or other inquiry without giving the other parties prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other parties the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Authority. Notwithstanding the foregoing, obtaining any approval or consent from any Person solely pursuant to this Section 4.04(b) shall not be a condition to the obligations of the parties to consummate the Transactions.

(c) Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than any Governmental Authority) with respect to the Transactions, none of the parties hereto or any of their respective Subsidiaries or Representatives shall be obligated to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person, in each case that is not conditioned upon the occurrence of the Closing. Subject to the immediately foregoing sentence, the parties shall cooperate with respect to reasonable accommodations that may be requested or appropriate to obtain such consents. Each of the parties hereto acknowledges and agrees that no approval or consent of any such Person solely pursuant to this Section 4.04(c) is a condition to the obligations of any party to effect the Transactions.

Section 4.05 COOPERATION ON TAX MATTERS; TAX RETURNS.

(a) The REIT, the OP, Manager Sub and each Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax Return and contesting any audit or other proceeding with respect to Taxes and the Intended Tax Treatment. Such cooperation shall include the retention and (upon the other party’s reasonable request) the provision of records and information which are reasonably relevant to any such audit or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The parties agree: (i) to retain all books and records with respect to Tax matters pertinent to the Sellers and Manager Sub relating to any Pre-

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Closing Tax Period and any Straddle Period and to abide by all record retention agreements entered into with any Tax Authority; and (ii) to give the other party reasonable written notice prior to destroying or discarding any such books and records and, if the other party so requests, the REIT, the OP, Manager Sub and the Sellers, as the case may be, shall allow the other party to take possession of such books and records.

(b) The REIT and the OP will make the Business Employees available to Sellers, at no cost to Sellers, to the extent necessary to allow Sellers to prepare their Tax Returns for any Pre-Closing Tax Period and any Straddle Period.

(c) The REIT will prepare or cause to be prepared all Tax Returns of Manager Sub for all periods ending on and after the Closing Date.

(d) In the case of any taxable period with respect to the Straddle Period, the parties shall apportion all property and similar ad valorem Taxes with respect to the Transferred Assets based upon the number of days in such Straddle Period. The Sellers shall be responsible for all such Taxes with respect to the Transferred Assets for the portion of such Straddle Period ending on the Closing Date, and the REIT and the OP shall be responsible for all such Taxes with respect to the Transferred Assets for the portion of such Straddle Period beginning after the Closing Date, as determined on a daily pro rata basis. If the final prorated amounts are not known as of the Closing Date, such amounts shall be estimated and adjustments thereto shall be made after the Closing at such time as they are known to the parties.

Section 4.06 SUPPLEMENTAL DISCLOSURE. Subject to applicable Law, the REIT and the OP, on the one hand, and the Sellers and Manager Sub, on the other hand, shall promptly, upon having or gaining Knowledge of any event, condition or fact that would reasonably be expected to cause any of the conditions to the other party’s obligation to consummate the Transactions not to be fulfilled, notify the other party hereto, and furnish the other party hereto any information it may reasonably request with respect thereto. For the avoidance of doubt, receipt of information pursuant to this Section 4.06 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by any party in this Agreement (including Section 5.01, Section 5.02, Section 5.03 and Section 6.01) and shall not be deemed to amend or supplement the schedules to this Agreement.

Section 4.07 CONFIDENTIALITY. From and after the Closing, each of the parties hereto shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective representatives to hold, in confidence any and all information, whether written or oral, concerning the Business and the Manager Sub, except to the extent that such Seller can show that such information (a) is generally available to and known by the public through no fault of such Seller, any of its Affiliates or their respective representatives; or (b) is lawfully acquired by such Seller, any of its Affiliates or their respective representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If such Seller or any of its Affiliates or their respective representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Seller shall promptly notify the REIT in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided, that such Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment shall be accorded such information.

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Section 4.08 BOOKS AND RECORDS.

(a) In order to facilitate the resolution of any claims made against or incurred by any Seller prior to the Closing, or for any other reasonable purpose, for a period of six (6) years after the Closing, the REIT and the OP shall: (i) retain the books and records (including personnel files) of the Business relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Business; and (ii) upon reasonable notice, afford the Seller Representative reasonable access (including the right to make, at Seller Representative’s expense, photocopies), during normal business hours, to such books and records.

(b) In order to facilitate the resolution of any claims made by or against or incurred by the REIT, the OP or Manager Sub after the Closing, or for any other reasonable purpose, for a period of six (6) years following the Closing, each Seller shall: (i) retain the books and records (including personnel files) of each Seller which relate to the Business and its operations for periods prior to the Closing; and (ii) upon reasonable notice, afford the representatives of the REIT or the OP reasonable access (including the right to make, at the REIT or OP’s expense, photocopies), during normal business hours, to such books and records.

(c) No party shall be obligated to provide another party with access to any books or records (including personnel files) pursuant to this Section 4.08 where such access would violate any Law.

Section 4.09 NON-COMPETITION; NON-SOLICITATION.

(a) From and after Closing Date until the date that is 18 months from the Closing Date (the “Restricted Period”), each of the Sellers, Validus Group, CVA Holdings II, Strat Cap, Mario Garcia, Jr., John E. Carter, and Robert M. Winslow (collectively, solely for the purpose of this Section 4.09, the “Restricted Parties”), shall not, and shall cause their respective Affiliates not to, (i) engage in, directly or indirectly, in any capacity (including but not limited to sponsoring, acting as advisor to or managing), or have any direct or indirect ownership interest in, or permit such Restricted Party’s or any such Affiliate’s name or other intellectual property to be used in connection with, any real estate program or pooled investment vehicle (whether private or public) that is engaged in the business of acquiring, owning and/or operating Healthcare Assets in the United States (the “Restricted Healthcare Business”), (ii) enter into or attempt to enter into, or otherwise seek to impair or interfere with the REIT’s ability to enter into, any agreement to provide property management, property accounting or leasing services with respect to any properties or portfolios that the REIT disposes or sells (the “Restricted Management Business”, together with the Restricted Healthcare Business, the “Restricted Business”); provided, however, that the Restricted Parties and their Affiliates may, subject to the provisions of Section 4.09(b) through (f):

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(A) own equity interests, indebtedness or other securities representing not more than five percent (5%) of the equity capital of a public entity that is engaged in the Restricted Healthcare Business, so long as the Restricted Party shall not be involved or associated with the management or policy making functions of such entity, including, but not limited to serving as a director on such entity’s board of directors or performing similar functions for such entity;

(B) engage in the business and activities conducted by any Restricted Party as of the Effective Date, all of which are listed in Schedule 4.09(a)(ii)(B); or

(C) own, operate or lease, directly or indirectly, Healthcare Assets acquired as a result of loss mitigation, foreclosure or similar activities in connection with or incidental to any of the Seller’s or any of the Sellers’ respective Affiliates’ investments in mortgage loans, mortgage servicing rights, mortgage-backed securities or other mortgage-related assets, all of which are listed in Schedule 4.09(a)(ii)(C).

It is recognized that the Restricted Business is expected to be conducted in the United States and that more narrow geographical limitations of any nature on this non-competition covenant (and the non-solicitation covenants set forth in Section 4.09(c)) are therefore not appropriate.

(b) Notwithstanding anything to the contrary in this Agreement, during the Restricted Period, the Restricted Parties shall not, and shall cause their respective Affiliates not to, (i) solicit, initiate, knowingly encourage, assist or respond to the submission of any proposal or offer from any Person relating to the provision of property management, asset management or other advisory services to Mapletree, other than with respect to any properties or portfolios that a Restricted Party sells to Mapletree (a “Mapletree Management Proposal”), (ii) participate in, continue or cooperate in any discussions or negotiations regarding, or furnish to any other Person any information with respect to, any effort or attempt by any Person to make a Mapletree Management Proposal, (iii) enter into any agreement with respect to a Mapletree Management Proposal, or (iv) seek to induce or otherwise cause Mapletree or any of its affiliates, whether by contract or otherwise, to discontinue or alter its business relationship with the REIT or any of the REIT’s Affiliates in a manner that is adverse to the REIT or any of the REIT’s Affiliates.

(c) Each Restricted Party covenants that, during the Restricted Period, such Restricted Party shall not, and it shall cause its Affiliates not to, solicit the employment or engagement of services of any Person who is, or was during the three-month period immediately prior to such solicitation, employed as an employee, contractor or consultant (other than, for the sake of clarity, any such consultant employed by such Restricted Party or its Affiliates) by the REIT or the OP or any of their subsidiaries (including Manager Sub) during such period on a full- or part-time basis. The foregoing shall not prohibit any general solicitation of employees, contractors or consultants or public advertising of employment opportunities (including through the use of employment agencies) not specifically directed at any such employees, contractors or consultants, nor shall it prohibit the Sellers or their Affiliates from hiring any such employee, contractor or consultant who

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seeks employment or engagement with the Sellers or their Affiliates on his or her own initiative at any time after three months have elapsed since such individual served as an employee, contractor or consultant otherwise subject to this restriction, without any prior solicitation by the Sellers or any of their Affiliates.

(d) Each Restricted Party acknowledges that the restrictions contained in this Section 4.09 are reasonable and necessary to protect the legitimate interests of the REIT and the OP and constitute a material inducement to the REIT and the OP to enter into this Agreement and consummate the Transactions. Each Restricted Party acknowledges that any violation of this Section 4.09 may result in irreparable injury to the REIT or the OP and agrees that the REIT or the OP shall be entitled to seek preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Section 4.09, which rights shall be cumulative and in addition to any other rights or remedies to which the REIT and the OP may be entitled.

(e) In the event that any covenant contained in this Section 4.09 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 4.09 and each provision thereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(f) Notwithstanding anything to the contrary contained in this Agreement, if there is a Change of Control Event, the provisions of this Section 4.09 will automatically terminate and have no further force or effect. “Change of Control Event” means (A) the sale of all or substantially all of the assets of the REIT or the OP, or (B) a merger, consolidation, recapitalization or reorganization of the REIT, unless securities representing more than 50% of the total voting power after such merger, consolidation, recapitalization or reorganization are beneficially owned, directly or indirectly, by the Persons who beneficially owned the REIT’s outstanding voting securities immediately prior to such transaction.

Section 4.10 EMPLOYEE MATTERS.

(a) No later than thirty (30) days prior to the Closing Date, and effective as of and contingent upon the Closing, Manager Sub shall offer employment commencing as of the Closing to each Business Employee other than the individuals set forth on Schedule 4.10(a) pursuant to an offer letter that is acceptable to the REIT (such acceptance not to be unreasonably withheld). Each such Business Employee who accepts Manager Sub’s offer of employment pursuant to this Section 4.10(a) and who commences active employment with Manager Sub upon Closing shall be referred to herein as a “Continuing

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Employee.” Contingent upon the Closing, the Sellers shall pay each Continuing Employee all earned wages and other compensation earned through his or her termination and will provide each such employee with all benefits to which the employee is or was entitled prior to or upon his or her termination date. The Sellers shall cause all personnel files relating to Continuing Employees to be transferred to the Manager Sub, or to a separate data location designated by the REIT or an Affiliate thereof. The Sellers agree to release each Continuing Employee from any agreements (including restrictive covenant agreements) that would in any way prohibit or restrict such Continuing Employee’s ability to work or perform activities for the REIT, the OP, Manager Sub or their respective Affiliates. For the avoidance of doubt, nothing in this Agreement, expressed or implied, confers upon any Continuing Employee any rights or remedies, including any right to employment or continued employment for any specified period.

(b) The Sellers and their respective Affiliates shall be solely responsible for, and shall satisfy and indemnify and hold harmless the REIT and its Affiliates in accordance with Section 5.02(c) and Section 5.02(g) and Section 5.04 through Section 5.10 from all obligations and liabilities accrued (or, as applicable, relating to services performed) through the Closing (and, for clarity as it relates to bonuses for the 2020 calendar year, such bonuses to the extent attributable to the period through the Closing) relating to the Continuing Employees, including (i) obligations under the Plans, (ii) payroll and fringe benefits, (iii) earned, but unpaid bonuses, bonuses for the 2020 calendar year, and incentive compensation, (iv) workers’ compensation, (v) premiums under insured Plans, and (vi) accrued but unused paid time off. Conversely, subject to the terms of the preceding sentence, the REIT or the OP shall be solely responsible for, and indemnify and hold harmless the Sellers in accordance with Section 5.03 and Section 5.04 through Section 5.10 from all such obligations and liabilities accrued at or after the Closing (or, as it relates to bonuses for the 2020 calendar year, such bonuses to the extent attributable to the period following the Closing) relating to the Continuing Employees. The Sellers and their respective Affiliates shall also be solely responsible for, and shall satisfy and indemnify and hold harmless the REIT and its Affiliates in accordance with Section 5.02(c) and Section 5.02(g) and Section 5.04 through Section 5.10 from, all obligations and liabilities relating to each (x) Plan that is not assigned to or otherwise assumed by Manager Sub, the REIT or an Affiliate thereof, (y) current or former employee, director or consultant of the Sellers or their respective Affiliates (including each Business Employee) who is not a Continuing Employee and (z) Continuing Employee to the extent the obligation or liability relates to or arises out of events occurring at or prior to Closing. For the avoidance of doubt, this Section 4.10(b) is intended to clarify the parties’ respective obligations relating to the subject matter described in this Section 4.10 and not to modify the parties’ respective obligations under the other fee and expense provisions in this Agreement.

(c) To the extent applicable to a Continuing Employee, (i) the Sellers or their respective Affiliates shall be responsible for providing continuation group health plan coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) to each current or former employee of the Sellers (including Continuing Employees), and each spouse or dependent thereof, who qualifies as a “qualified beneficiary” or “M&A qualified beneficiary” (both, as defined by COBRA) at any time on or before Closing, and (ii) the REIT or the OP shall be responsible for providing COBRA continuation group health plan coverage to each Continuing Employee, and each spouse or dependent thereof, who qualifies as a “qualified beneficiary” or “M&A qualified beneficiary” (both, as defined by COBRA) at any time after Closing.

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(d) None of the REIT, the OP or Manager Sub shall be obligated to continue or maintain any particular benefit or component of any Plan listed on Schedule 3.02(p), after the Closing, and nothing in this Agreement affects the REIT or the OP’s ability to amend or terminate any of their Plans at any time, in their sole discretion.

(e) Notwithstanding anything to the contrary in this Section 4.10, the parties expressly acknowledge and agree that (i) this Agreement is not intended to create a contract between the REIT, the OP, Manager Sub or any of their respective Affiliates, on the one hand, and any Continuing Employee, on the other hand, and no Business Employee may rely on this Agreement as the basis for any breach of contract claim against the REIT, the OP or Manager Sub, (ii) nothing in this Agreement shall be deemed or construed to require the REIT, the OP or Manager Sub to continue to employ any particular Business Employee for any period after Closing, and (iii) nothing in this Agreement shall be deemed or construed to limit the REIT, the OP or Manager Sub’s right to terminate the employment of any Continuing Employee during any period after the Closing Date.

Section 4.11 DIRECTORS’ AND OFFICERS’ INDEMNIFICATION AND INSURANCE.

(a) Without limiting any rights that any manager, director, executive officer or employee of CV Advisor, CVRMC II or of their Affiliates may have under any indemnification agreement or the Organizational Documents of CV Advisor or CVRMC II or as otherwise afforded by applicable Law, all of which shall survive the Closing, anything to the contrary contained in any Transaction Document notwithstanding, or under the Organizational Documents of the REIT or the OP, in addition to, and not in limitation of any other indemnity rights contained in any Transaction Document, from and after the Closing Date, the REIT and the OP shall, jointly and severally, indemnify and hold harmless the current or former managers, directors, officers or employees of CV Advisor and CVRMC II and their subsidiaries and Affiliates acting in their capacity as such, and John E. Carter and Robert M. Winslow in their capacities as former directors of the REIT (collectively, the “D&O Indemnified Parties”) to the fullest extent authorized or permitted under the Organizational Documents of CV Advisor or CVRMC II for acts or omissions by such D&O Indemnified Parties occurring prior to the Closing Date; provided, however, that the foregoing shall not apply to any Losses for which the D&O Indemnified Parties are liable pursuant to Section 5.02(d) (and the D&O Indemnified Parties shall be liable for any such Losses in accordance with the REIT Advisory Agreement, the REIT Property Management Agreements and Section 5.02(d)).

(b) As of the Closing Date, the REIT or the OP shall have obtained a policy of directors’ and officers’ liability insurance, effective for a period of six years after the Closing Date, reasonably satisfactory to CVRMC II (the “D&O Tail Policy”) on terms not less favorable than the terms of the directors’ and officers’ liability insurance coverage obtained by the REIT as in effect immediately prior to the Closing Date with respect to the D&O Indemnified Parties, providing insurance coverage to the D&O Indemnified Parties in connection with the Business with respect to claims arising from, or related to facts or events which occurred at or before, the Closing Date. The D&O Tail Policy Expenses shall be borne in accordance with Section 2.03.

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Section 4.12 R&W INSURANCE POLICY. The REIT shall take all action required of it in the R&W Insurance Binder in order for the R&W Insurance Policy to be bound as of the date hereof and to be issued at the Closing (including issuing any “claims declarations” or similar certificates with such exceptions as may be appropriate). The R&W Insurance Policy shall include a full and complete waiver of all rights of subrogation and any form of recourse or right of action against the Sellers, except to the extent arising from (a) fraud by the Sellers, (b) any deductible or retention amount payable under the R&W Insurance Policy and (c) any breach of this Agreement that is not covered by the R&W Insurance Policy. During the term of the R&W Insurance Policy, the REIT (y) shall maintain the R&W Insurance Policy in full force and effect (or shall cause an appropriate Affiliate to do the same) and (z) shall not, and shall not permit any Affiliate of the REIT to, amend, repeal or modify any provision of the R&W Insurance Policy in a manner that would adversely affect the Sellers without Sellers’ prior express written consent (such consent not to be unreasonably withheld).

Section 4.13 PUBLICITY. So long as this Agreement is in effect, each of the parties hereto shall consult with each other and give each other and the Special Committee a reasonable opportunity to review and comment on, any press release or other public statement with respect to the Transactions and shall not issue any such press release or make any such public statement prior to obtaining the consent of the other parties (provided that the consent of the Seller Representative shall be deemed consent on behalf of all Sellers), except as may be required by applicable Law, duties under applicable Law or by obligations pursuant to any listing agreement with a national securities exchange. Notwithstanding this Section 4.13, no party shall be required to consult or obtain the consent of the other parties prior to making statements that are consistent with any previous press releases, public disclosures or public statements made by any Seller or the REIT in compliance with this Section 4.13.

Section 4.14 USE OF NAME.

(a) Except as provided under the Trademark License Agreement, the REIT and the OP agree that from and after the Closing Date, neither the REIT nor the OP nor any of their Affiliates will directly or indirectly use in connection with any business activities any Mark that includes the name “Carter Validus” or any derivation thereof or any word or logo that is confusingly similar in sound or appearance thereto and used or otherwise exploited by any Seller on or before the Closing Date. The REIT and the OP, each on behalf of itself and its Affiliates, shall perform all actions necessary to carry out the intent of this Section 4.14, including changing the name of the REIT, the OP and any of their Affiliates, as applicable, within thirty (30) days of the Closing Date.

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(b) This Section 4.14 is not intended to and shall not preclude or limit any use of names or marks by the REIT, the OP and their Affiliates (including Manager Sub) that are required by applicable Law, not in commerce or are references in archival, internal or other non-public systems, software or materials, or historical, Tax or similar records, to the extent that such use would not otherwise constitute a violation of any Seller and its Affiliates’ rights in the name “Carter Validus” under applicable Law.

Section 4.15 VALIDUS GROUP ACTIONS. As of the Effective Date and until the expiration of the latest survival period of the representations and warranties of Validus Group, as set forth in Section 5.01, Validus Group shall not take any actions outside the ordinary course of business that would or would reasonably be expected to materially impair its ability to satisfy any and all of its indemnification obligations that may arise pursuant to Article 5 and are not otherwise covered by the R&W Insurance Policy. At all times prior to the Closing Date, Validus Group shall maintain a tangible net worth (as would be calculated in accordance with GAAP) in excess of $10 million. Prior to the Closing Date, Validus Group shall use its best efforts to enter into such documentation reasonably satisfactory to the REIT and the OP to cause any Indebtedness of Validus Group that is held by a member of Validus Group to be subordinated to the indemnification obligations of Validus Group under this Agreement.

Section 4.16 REIT ADVISORY AGREEMENT. The REIT, the OP and CV Advisor agree that, notwithstanding anything contained in the REIT Advisory Agreement, all fees and expenses payable by the REIT or the OP to CV Advisor pursuant to the REIT Advisory Agreement for the period beginning on the Effective Date through (but not including) the Closing Date (the “Interim Advisory Fees”) shall equal the sum of (i) the Asset Management Fees (as defined in the REIT Advisory Agreement and payable pursuant to Section 3.01(a) of the REIT Advisory Agreement), (ii) the Disposition Fees (as defined in the REIT Advisory Agreement and payable pursuant to Section 3.01(c) of the REIT Advisory Agreement) solely in connection with completed dispositions or sales of assets of the REIT prior to or within thirty (30) days following the Closing Date that were under contract or letter of intent for sale as of the Effective Date; provided, however, that to the extent that such dispositions or sales of assets of the REIT are completed within the thirty (30) days following the Closing Date, the associated Disposition Fees shall be paid to the Sellers at the time each disposition or sale of assets of the REIT is completed, and (iii) the expense reimbursements pursuant to Section 3.02 of the REIT Advisory Agreement; provided, however, no Disposition Fees shall be payable to CV Advisor in connection with the sale or disposition of all or substantially all of the REIT’s data center properties. Notwithstanding the foregoing, this Section 4.16 shall have no force or effect if this Agreement is terminated prior to Closing.

Section 4.17 NON-SOLICITATION BY REIT PARTIES.

(a) Each of the REIT and the OP covenants that, during the Restricted Period, such party shall not, and it shall cause its Affiliates (including Manager Sub) not to, solicit the employment or engagement of services of any Person who is, or was during the three-month period immediately prior to such solicitation, employed as an employee, contractor or consultant by any of the Restricted Parties or their Affiliates during such period on a full- or part-time basis (other than the Business Employees). The foregoing shall not prohibit any general solicitation of employees, contractors or consultants or public advertising of employment opportunities (including through the use of employment

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agencies) not specifically directed at any such employees, contractors or consultants, nor shall it prohibit the REIT, the OP or their Affiliates from hiring any such employee, contractor or consultant who seeks employment or engagement with the REIT, the OP or their Affiliates on his or her own initiative at any time after three months have elapsed since such individual served as an employee, contractor or consultant otherwise subject to this restriction, without any prior solicitation by the REIT, the OP or any of their Affiliates.

(b) Each of the REIT and the OP acknowledges that the restrictions contained in this Section 4.17 are reasonable and necessary to protect the legitimate interests of the Restricted Parties and constitute a material inducement to the Restricted Parties to enter into this Agreement and consummate the Transactions. Each of the REIT and the OP acknowledges that any violation of this Section 4.17 may result in irreparable injury to any of the Restricted Parties and agrees that any of the Restricted Parties shall be entitled to seek preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Section 4.17, which rights shall be cumulative and in addition to any other rights or remedies to which the Restricted Parties may be entitled.

Section 4.18 MAPLETREE ASSET AND PROPERTY MANAGEMENT FEES. In the event that Mapletree fails to pay to the REIT or its applicable Affiliate the Mapletree Asset and Property Management Fees within sixty (60) days following the Closing Date, CVAPMC shall refund in full the REIT the Mapletree Asset and Property Management Fees advanced to CVAPMC pursuant to Section 2.02(b)(i)(H).

Section 4.19 REIT ADVISORY AND MANAGEMENT FEES. In the event that the Closing does not occur on or prior to September 30, 2020, the REIT and the OP shall pay to the applicable Sellers any Additional CV Advisor Fees.

Section 4.20 SELLER ACCESS TO DOCUMENTS POST-CLOSING. Each Seller may, following the Closing Date, request any document (including electronic files) included in the Transferred Assets by submitting a written request to the REIT (a) identifying such document with reasonable specificity and (b) stating the purpose of such Seller’s request. If such Seller’s request for a document under this Section 4.20 is in response to or in support of a bona fide request from a Governmental Authority or an Action brought against such Seller by a third party or by such Seller against a third party, the REIT shall use commercially reasonable efforts to locate the requested document and provide such Seller with a copy of such document within thirty (30) days following the REIT’s receipt of such Seller’s request for such document. If such Seller requests a document under this Section 4.20 for any purpose other than those set forth in the immediately preceding sentence, the REIT shall locate and provide a copy of such document in its sole discretion and may deny such requests for any reason or no reason. If, in connection with this Section 4.20, the REIT provides such Seller with a copy of a document, such document (and any information contained therein) will be subject to the confidentiality obligations set forth in Section 4.06 of this Agreement and such Seller shall receive and use any such document, including any personal information contained in such document, in compliance with all applicable Laws, rules, and regulations. Upon having completed its use of any documents for the purpose stated in such Seller’s written request, such Seller shall promptly destroy any copies of such documents received by it. Notwithstanding the requirements set forth in this Section 4.20, the REIT shall be under no obligation to maintain or preserve any documents included in the Transferred Assets beyond the period described in Section 4.07 and may delete or otherwise dispose of any such documents in its sole discretion after the expiration of such period.

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Section 4.21 PAYMENT OF DEFERRED CASH CONSIDERATION. The OP will pay the Deferred Cash Consideration to the Sellers, by wire transfer of immediately available funds, in accordance with the Seller Percentages, on the dates indicated in Section 1.01(b), subject to acceleration as provided in Section 1.01(d).

Section 4.22 FURTHER ASSURANCES. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

ARTICLE 5

INDEMNIFICATION AND CLAIMS

Section 5.01 SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS. The representations and warranties of each Seller (including each of Validus Group, John E. Carter and CVA Holdings II as a “Seller” for purposes of this Section 5.01), Manager Sub, the REIT and the OP contained in this Agreement will survive until 18 months after the Closing Date, provided, that the Seller Fundamental Representations, the Business and Manager Sub Fundamental Representations and the REIT Fundamental Representations shall survive until the expiration of the applicable statute of limitations plus 60 days with respect to the matters addressed in such representations. Notwithstanding the foregoing, a claim given in good faith in accordance with this Article 5 in respect of a representation or warranty on or prior to the date on which the representation or warranty ceases to survive shall not thereafter be barred by the expiration of the survival period, and may be pursued thereafter without regard to such expiration. Except as otherwise expressly provided in this Agreement, each covenant or agreement set forth in this Agreement shall survive without limit.

Section 5.02 INDEMNIFICATION OF THE REIT AND THE OP. Each of the Sellers, Validus Group, John E. Carter and CVA Holdings II shall, jointly and severally (except as set forth in Section 5.04(d)), indemnify and hold harmless the REIT and the OP and their respective successors and the respective stockholders, members, managers, partners, officers, directors, employees and agents of each such indemnified Person (collectively, the “REIT Indemnified Parties”) from and against any and all Losses that may be asserted against, or paid, suffered or incurred by any REIT Indemnified Party arising out of, resulting from, based upon or relating to:

(a) any breach of or inaccuracy in, as of the Effective Date or the Closing Date (except any representations and warranties that expressly speak as of a specified date or time, in which case only as of such specified date or time), any representation or warranty made by such Seller or Manager Sub in Section 3.01, Section 3.02 or in any other Transaction Document;

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(b) any failure by a Seller duly and timely to perform or fulfill any of its covenants or agreements required to be performed by it under this Agreement or any of the Transaction Documents, except to the extent that such failure results from any act or omission of the REIT or the OP; provided, that, notwithstanding anything to the contrary in this Agreement, a Restricted Party shall be solely liable for a breach caused by such Restricted Party of a covenant contained in Section 4.09, and no Seller other than a Restricted Party who caused such breach shall be liable for any such breach; provided further, that Validus Group shall be solely liable for any breach of Section 4.15.

(c) any claim brought by a third party against any REIT Indemnified Party relating to any Transferred Asset contributed to Manager Sub pursuant to the Assignment and Acceptance Agreement by such Seller (including, without limitation, any claim relating the obligations of such Seller under Section 4.10(a)), to the extent arising or relating to a period preceding the Closing;

(d) any act or omission for which any Seller or Manager Sub (or any of their respective Affiliates) would be required to provide indemnity to the REIT under the REIT Advisory Agreement and the REIT Property Management Agreements as in effect immediately prior to the Closing (regardless of whether such agreements remain in effect, in accordance with the indemnification provisions of such agreements, and not subject to the limitations with respect to survival periods or amounts as provided in Section 5.02 and Section 5.04 of this Agreement), to the extent such act or omission preceded the Closing;

(e) any liability, whether or not accrued, assessed or currently due and payable, for any Taxes of any Seller or any Affiliate thereof, regardless of any investigation or any knowledge acquired (or capable of being acquired) by the REIT Indemnified Parties at any time (whether before or after the Effective Date or the Closing Date), with respect thereto. For the avoidance of doubt, the Losses indemnifiable pursuant to this Section 5.02(e) shall include all reasonable audit and other Tax proceeding costs related to the foregoing Taxes to the extent such costs are incurred for the benefit of any Seller or are directly attributable to any attempt to preserve the Intended Tax Treatment;

(f) any liability, whether or not accrued, assessed or currently due and payable, for (A) any Taxes imposed on or with respect to Manager Sub for any Pre-Closing Tax Period or (B) any Taxes resulting from any transfer of assets or interests pursuant to the Transaction Documents, in the case of each of clauses (A) and (B), regardless of any investigation or any knowledge acquired (or capable of being acquired) by the REIT Indemnified Parties at any time (whether before or after the Effective Date or the Closing Date), with respect thereto. For the avoidance of doubt, the Losses indemnifiable pursuant to this Section 5.02(f) shall include all reasonable audit and other Tax proceeding costs related to the foregoing Taxes to the extent such costs are incurred for the benefit of any Seller or are directly attributable to any attempt to preserve the Intended Tax Treatment;

(g) any other liabilities of the Sellers or their respective Affiliates (including, without limitation, any liabilities relating to the obligations of the Sellers under Section 4.10(a)) that are not expressly assumed by the REIT or the OP in this Agreement; and

(h) the matter described in Item 1 of Schedule 3.02(o)(ii).

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Section 5.03 INDEMNIFICATION OF THE SELLERS. The REIT and the OP, jointly and severally, shall indemnify and hold harmless each Seller, Validus Group, John E. Carter and CVA Holdings II, and each of their respective successors and the respective stockholders, members, managers, partners, officers, directors, employees and agents of each such indemnified Person (collectively, the “Seller Indemnified Parties”) from and against any and all Losses that may be asserted against, or paid, suffered or incurred by any Seller Indemnified Party arising out of, resulting from, based upon or relating to any failure by the REIT or the OP duly and timely to perform or fulfill the covenants or agreements required to be performed by them under this Agreement or the Trademark License Agreement.

Section 5.04 LIMITATIONS.

(a) No amounts of indemnity shall be payable as a result of any claim arising under:

(i) Section 5.02(a) and Section 5.02(b) unless and until Losses claimed thereunder, when aggregated, are in excess of an amount equal $400,000 (the “Basket Amount”), in which case the REIT Indemnified Parties may recover the aggregate amount of all Losses payable thereunder; and

(ii) Section 5.02(a) and Section 5.02(b) in excess of $5,000,000 (the “Indemnity Amount”) (aggregating all indemnity payments by all Sellers under Section 5.02;

provided, that the aggregate indemnity payments by all Sellers under Section 5.02 shall not exceed the amount of the Purchase Price; and provided, further, none of the limitations set forth in this Section 5.04(a) shall be applicable with respect to fraud or intentional misrepresentation, representations and warranties set forth in any of the Seller Fundamental Representations or Business and Manager Sub Fundamental Representations and any claim related to Section 5.02(c) through Section 5.02(h).

(b) No amounts of indemnity shall be payable as a result of any claim arising under:

(i) Section 5.03 unless and until Losses claimed thereunder, when aggregated, are in excess of the Basket Amount, in which case the Seller Indemnified Parties may recover the aggregate amount of all Losses payable thereunder;

(ii) Section 5.03 in excess of the Indemnity Amount (aggregating all indemnity payments by the REIT under Section 5.03);

provided, that none of the limitations set forth in this Section 5.04(b) shall: (A) be applicable with respect to fraud or intentional misrepresentation or representations and warranties set forth in any of the REIT Fundamental Representations, or (B) affect or otherwise limit any claim made or available under the R&W Insurance Policy.

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(c) For purposes of this Article 5, any inaccuracy in or breach of any representation or warranty and the Losses arising therefrom shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(d) Notwithstanding anything in this Article 5 to the contrary, (i) in the event that the REIT or the OP suffers any Losses as a result of fraud committed by a particular Seller (including, for the purposes of this Section 5.04(d), each of Validus Group, John E. Carter, and CVA Holdings II as a “Seller”) (or particular Sellers) with respect Section 3.01, such Seller (or Sellers) shall be jointly and severally liable to the REIT or the OP for any such Losses; (ii) in the event that the REIT or the OP suffers any Losses as a result of fraud committed by a Seller (or particular Sellers) with respect to Section 3.02, such Seller (or Sellers) shall be severally, but not jointly, liable to the REIT or the OP for any such Losses; provided, however, that no Seller shall be liable to the REIT or the OP for any Losses as a result of fraud that is committed by any party other than a Seller.

Section 5.05 INDEMNIFICATION PROCEDURES; THIRD PARTY CLAIMS. All claims for indemnification by any Person seeking indemnification under this Article 5 (an “Indemnified Party”) shall be asserted and resolved as follows:

(a) If an Indemnified Party intends to seek indemnification under this Article 5, it shall promptly notify the Indemnifying Party in writing of such claim, indicating with reasonable particularity the nature of such claim and provide the Indemnifying Party with such additional relevant information in the Indemnified Party’s possession that the Indemnifying Party may reasonably request. The failure to provide such notice will not affect any rights hereunder except to the extent the Indemnifying Party is materially prejudiced thereby.

(b) If such claim involves a Third Party Claim against the Indemnified Party, the Indemnifying Party may, within thirty (30) days after receipt of such notice and information, and upon notice to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, assume the settlement or defense thereof, with counsel reasonably satisfactory to the Indemnified Party; provided, that the Indemnified Party may participate in such settlement or defense through counsel chosen by it at the sole cost and expense of the Indemnified Party. If the Indemnifying Party assumes the settlement or defense of such claim and the Indemnified Party determines reasonably and in good faith that representation by the Indemnifying Party’s counsel of both the Indemnifying Party and the Indemnified Party would present such counsel with a conflict of interest or that there are legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party, then the Indemnifying Party shall pay the reasonable fees and expenses of the Indemnified Party’s counsel; provided, that such counsel is reasonably satisfactory to the Indemnifying Party. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim if the defense and conduct of the Third Party Claim is handled by the R&W Insurer pursuant to the R&W Insurance Policy. So long as the Indemnifying Party is contesting any Third Party Claim in good faith in accordance with the first sentence of this Section 5.05(b), the Indemnifying

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Party shall have the right to settle any claim for which indemnification has been sought and is available hereunder that imposes solely monetary obligations that are paid by the Indemnifying Party, does not contain a finding or admission of any violation of Law or any violation of the rights of any Person and contains an unconditional release of the Indemnified Party from all liability thereunder; provided, that to the extent that such settlement requires the Indemnified Party to take, or prohibits the Indemnified Party from taking, any action or purports to obligate the Indemnified Party, then the Indemnifying Party shall not settle such claim without the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld, conditioned or delayed. So long as the Indemnifying Party is contesting any such claim in good faith in accordance with the first sentence of this Section 5.05(b), the Indemnified Party shall: (i) not pay or settle any such claim without the Indemnifying Party’s consent, such consent not to be unreasonably withheld, conditioned or delayed; and (ii) cooperate with the Indemnifying Party and its counsel in the settlement and defense of such claim. If the Indemnifying Party is not entitled to join in or assume the defense of the claim pursuant to the foregoing provisions or is entitled but does not contest such claim in good faith (including if it does not notify the Indemnified Party of the assumption of the defense of such claim within the thirty (30) day period set forth above), then the Indemnified Party may conduct and control, through counsel of its own choosing and at the expense of the Indemnifying Party, the settlement or defense thereof and the Indemnifying Party shall cooperate reasonably with it in connection therewith. Except as otherwise expressly provided in this Section 5.05, the failure of the Indemnified Party to participate in, conduct or control such defense shall not relieve the Indemnifying Party of any obligation it may have hereunder. Any costs and expenses incurred by such Indemnified Party in connection with the investigation and defense of such claim (including, without limitation, reasonable out of pocket attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) required to be paid by the Indemnifying Party on behalf of the Indemnified Party shall be paid as incurred, promptly against delivery of reasonably detailed invoices therefor.

(c) If the Indemnifying Party chooses to defend any Third Party Claim in accordance with Section 5.05(b), the Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) cause, or agree to, the waiver of the attorney-client privilege, attorney work-product immunity or any other privilege or protection in respect of confidential legal memoranda and other privileged materials drafted by, or otherwise reflecting the legal advice of, internal or outside counsel of an Indemnified Party relating to such Third Party Claim (the “Subject Materials”). Each party hereto mutually acknowledges and agrees, on behalf of itself and its Affiliates, that (i) each shares a common legal interest in preparing for the defense of legal proceedings, or potential legal proceedings, arising out of, relating to or in respect of any actual or threatened Third Party Claim or any related claim or counterclaim, (ii) the sharing of Subject Materials will further such common legal interest and (iii) by disclosing any Subject Materials to and/or sharing any Subject Materials with the Indemnifying Party, the Indemnified Party shall not waive the attorney-client privilege, attorney work-product immunity or any other privilege or protection. The Indemnified Party shall not be required to make available to the Indemnifying Party any information that is subject to an attorney-client or other applicable legal privilege that based on the advice of outside counsel would be impaired by such disclosure or any confidentiality restriction under applicable Law.

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Section 5.06 METHOD OF PAYMENT. Subject to Section 5.09(b), all Losses due and payable from an Indemnifying Party to an Indemnified Party shall be made by wire transfer of immediately available funds within five (5) Business Days following final determination of a claim pursuant to Section 5.05, provided, however, that if such Indemnifying Party is any Seller Validus Group, John E. Carter or CVA Holdings II, and if such Indemnified Party is the REIT or the OP, all amounts due and payable from such Indemnifying Party shall be satisfied by first reducing the amount of unpaid Deferred Cash Consideration at the time of final determination of a claim pursuant to Section 5.05 by such amount due and payable. In the event that such amount due and payable is greater than the amount of unpaid Deferred Cash Consideration at the time of final determination of a claim, such Indemnifying Party shall pay to the Indemnified Party the difference between the amount of unpaid Deferred Cash Consideration at the time of final determination and such amount due and payable by wire transfer of immediately available funds within five (5) Business Days following final determination of a claim.

Section 5.07 CHARACTER OF INDEMNITY PAYMENTS. The parties agree that any indemnification payments made with respect to this Agreement shall be treated for all Tax purposes as an adjustment to or refund of the Purchase Price, unless otherwise required by Law (including by a determination of a Tax Authority that, under applicable Law, is not subject to further review or appeal).

Section 5.08 EFFECT OF INVESTIGATION. The representations, warranties and covenants of an Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 2.02(b)(i) or Section 2.02(b)(ii), as the case may be.

Section 5.09 REMEDIES.

(a) Each of the Parties hereto shall be entitled to injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement and the obligations of each other party hereto in the event that (i) all conditions set forth in Section 2.02(b)(i), Section 2.02(b)(ii) or Section 2.02(b)(iii), as applicable, have been satisfied or waived by the party seeking injunctive or other equitable relief hereunder (other than those conditions that by their terms or their nature are to be satisfied at the Closing, but subject to such conditions being satisfied or waived assuming a Closing would occur), and (ii) any party fails to complete the Closing by the Outside Date.

(b) Except for claims based on fraud or claims for equitable relief, following the Closing, the rights of the parties for indemnification relating to breaches of this Agreement shall be limited to those contained in this Article 5 and such indemnification rights shall be the exclusive remedies of the parties with respect to breaches of this

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Agreement (other than for claims based on fraud and claims for equitable relief); provided that, recovery under the R&W Insurance Policy (after any deductible or retained amount under the R&W Insurance Policy is paid by the Sellers) shall be the sole recourse of the REIT Indemnified Parties with respect to any claims that are covered under the R&W Insurance Policy (other than for claims based on fraud and claims for equitable relief). For the avoidance of doubt, no limitations (including any survival limitations and other limitations set forth in this Article 5), qualifications or procedures in this Agreement shall be deemed to limit or modify the ability of the REIT Indemnified Parties to make claims or recover under the R&W Insurance Policy; it being understood that any matter for which there is coverage available under the R&W Insurance Policy shall be subject to the terms, conditions and limitations, if any, set forth in the R&W Insurance Policy.

Section 5.10 SUBROGATION/INSURANCE. If an Indemnified Party recovers Losses from an Indemnifying Party, the Indemnifying Party shall be subrogated, to the extent of such recovery, to the Indemnified Party’s rights against any third party (including any employees) with respect to such recovered Losses, subject to the subrogation rights of any insurer providing insurance coverage under one of the Indemnified Party’s policies and except to the extent that the grant of subrogation rights to the Indemnifying Party is prohibited by the terms of the applicable insurance policy. With respect to any rights of any Indemnifying Party (including any employees) against a third party to which an Indemnified Party is entitled pursuant to the preceding sentence, such Indemnified Party shall use commercially reasonable efforts to preserve any rights that such Indemnifying Parties may have to make claims against third parties (including under applicable insurance policies) and the Indemnified Parties and the Indemnifying Parties shall cooperate with and assist the other in issuing notices of claims to such third parties, presenting claims for payment and collecting proceeds related thereto. Notwithstanding anything in this Agreement to the contrary, the amount of any Losses of any Person under this Article 5 shall be net of the amount, if any, received by the Indemnified Party (after deducting all costs and expenses associated with recovering such amount) from any third party (including any insurance company or other insurance provider).

ARTICLE 6

TERMINATION

Section 6.01 TERMINATION. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing by:

(a) the mutual written agreement of the REIT and the Seller Representative;

(b) either the REIT or the Seller Representative, if any court of competent jurisdiction or other competent Governmental Authority shall have issued a statute, rule, regulation, order, decree or injunction or taken any other action, in each case, permanently restraining, enjoining or otherwise prohibiting all or any portion of the Transactions and such statute, rule, regulation, order, decree or injunction or other action shall have become final and nonappealable;

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(c) either the REIT or the Seller Representative, in the event: (i) of a material breach of this Agreement by the non-terminating party if such non-terminating party fails to cure such breach within thirty (30) days following written notification thereof by the terminating party; or (ii) that the satisfaction of any condition to the terminating party’s obligations under this Agreement becomes impossible, but only if the failure of such condition to be satisfied does not result from a breach of this Agreement by the terminating party or its Affiliates; and

(d) either the REIT or the Seller Representative, in the event that the Closing shall not have occurred on or before the date that is six (6) months after the Effective Date (the “Outside Date”), unless the failure of the Closing to occur on or before the Outside Date is a result of (i) a Force Majeure Event; provided, however, that if a Force Majeure Event has occurred, then the Outside Date may be extended by 60 days by any party to this Agreement; or (ii) a breach of this Agreement by the terminating party or its Affiliates; provided, however, that the provisions of this Section 6.01(d) shall not be available, as applicable, to (A) the Seller Representative, in the event that all conditions set forth in Section 2.02(b)(i) and Section 2.02(b)(iii) have been satisfied or waived (other than those conditions that by their terms or their nature are to be satisfied at the Closing, but subject to such conditions being satisfied or waived assuming a Closing would occur) or (B) the REIT, in the event that all conditions set forth in Section 2.02(b)(ii) and Section 2.02(b)(iii) have been satisfied or waived (other than those conditions that by their terms or their nature are to be satisfied at the Closing, but subject to such conditions being satisfied or waived assuming a Closing would occur).

Section 6.02 EFFECT OF TERMINATION. If this Agreement is validly terminated pursuant to Section 6.01, this Agreement will forthwith become null and void, and have no further effect, without any liability on the part of any party hereto or its Affiliates, directors, managers, officers, stockholders, partners or members, other than the provisions of this Section 6.02 and Article 7 hereof. Nothing contained in this Section 6.02 shall relieve any party from liability for any willful breach of this Agreement occurring prior to termination.

ARTICLE 7

GENERAL PROVISIONS

Section 7.01 NOTICES. All notices, demands and requests hereunder shall be in writing and shall be deemed to have been properly given if: (a) hand delivered; (b) sent by reputable overnight courier service; (c) emailed (provided receipt is acknowledged); or (d) sent by United States registered or certified mail, postage prepaid, addressed to the parties at the respective addresses set forth below, or at such other address as any of the parties may from time to time designate by written notice given as herein required. Service of any such notice or other communications so made shall be deemed effective on the day of actual delivery (whether accepted or refused) as shown by the addressee’s return receipt if by certified mail, and as confirmed by the courier service if by courier; provided, however, that if such actual delivery occurs after 5:00 p.m. (local time where received) or on a non-Business Day, then such notice or communication so made shall be deemed effective on the first Business Day after the day of actual delivery. All such notices shall be addressed as follows:

If to the REIT:	Carter Validus Mission Critical REIT II, Inc.
4890 West Kennedy Blvd., Suite 650
Tampa, Florida 33609
Attention: Michael A. Seton
Email: mseton@cvreit.com

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With copies to (not constituting notice):	Morrison & Foerster LLP
2000 Pennsylvania Avenue, NW
Washington, D.C. 20006-1888
Attention: David Slotkin
Email: dslotkin@mofo.com

If to the OP or the Manager Sub (after the Closing):	Carter Validus Operating Partnership II, LP 4890 West Kennedy Blvd., Suite 650 Tampa, Florida 33609 Attention: Kay C. Neely Email: kneely@cvreit.com

With a copy to (not constituting notice):	Morrison & Foerster LLP
2000 Pennsylvania Avenue, NW
Washington, D.C. 20006-1888
Attention: David Slotkin
Email: dslotkin@mofo.com

If to any Seller, Manager Sub (prior to the Closing), John E. Carter, Strat Cap, Validus Group, CVA Holdings II or Mario Garcia, Jr.:	c/o Carter Validus REIT Management Company II, LLC 4890 W. Kennedy Boulevard Suite 650 Attention: John E. Carter Email: jcarter@carterfunds.com

With a copy to (not constituting notice):	Barnett Bolt Kirkwood Long Koche & Foster, P.A.
601 Bayshore Blvd.
Suite 700
Tampa, Florida 33606
Attention: David Koche
Email: dkoche@barnettbolt.com

If to Robert M. Winslow:	Robert M. Winslow 8 Isle of Sicily Winter Park, Florida 32789 Email: bwinslow@globalbuildingandconsulting.com

With a copy to (not constituting notice):	Swann Hadley Stump Dietrich & Spears, P.A.
200 East New England Avenue
Suite 300
Winter Park, Florida 32789
Attention: Ralph V. Hadley III
Email: rhadley@swannhadley.com

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Section 7.02 ENTIRE AGREEMENT; AMENDMENTS. This Agreement (together with any exhibits and schedules and the other Transaction Documents) contains the entire agreement among the parties with respect to the Transactions and shall supersede all previous oral and written agreements and all contemporaneous oral negotiations, commitments and understandings between the parties. This Agreement may be amended, changed, terminated or modified only by agreement in writing duly authorized (which authorization on behalf of the REIT or the OP shall include approval of a majority of the independent directors of the REIT Board) and executed by all of the parties; provided, however, that each Seller (including, for the purposes of this Section 7.02, each of Validus Group, John E. Carter, CVA Holdings II, Strat Cap, Robert M. Winslow and Mario Garcia Jr. as a “Seller”) shall be deemed to have authorized and executed any such writing that is executed by the Seller Representative and each other party shall be entitled to rely upon the execution of such writing by the Seller Representative by and on behalf of each Seller, other than a writing that would have a disproportionately adverse effect on such Seller.

Section 7.03 SUCCESSORS AND ASSIGNS. This Agreement and the rights under this Agreement may not be assigned by any party without the prior written consent of the other parties. Subject to the foregoing, the covenants, agreements, rights and obligations contained in this Agreement shall be binding upon and shall inure to the benefit of the respective heirs, executors, successors and assigns of the parties hereto and all Persons or entities claiming by, through or under any of them.

Section 7.04 FURTHER DOCUMENTS. Each party hereto agrees to execute any and all further documents and writings and perform such other reasonable actions that may be or become necessary or expedient to effectuate and carry out the Transactions, whether before or after the Closing.

Section 7.05 GOVERNING LAW; JURISDICTION.

(a) This Agreement, and all claims or causes of actions (whether at law, in equity, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of Delaware without giving effect to conflicts of Laws principles (whether of the State of Delaware or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Delaware).

(b) All legal proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located within Florida. Each of the parties hereby irrevocably and unconditionally: (i) submits to the exclusive jurisdiction of any state or federal court located within Florida, for the purpose of any legal proceeding arising out of or relating to this Agreement and the Transactions brought by any party; (ii) agrees not to commence any such legal proceeding except in such courts; (iii) agrees that any claim in respect of any such legal proceeding may be heard and

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determined in any state or federal court located within Florida; (iv) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such legal proceeding; and (v) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such legal proceeding. Each of the parties agrees that a final judgment in any such legal proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably consents to service of process in the manner provided for notices in Section 7.01. Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by Law.

Section 7.06 COUNTERPARTS. This Agreement may be executed in a number of identical counterparts, each of which shall be deemed an original and all of which, collectively, shall constitute one (1) agreement.

Section 7.07 CONSTRUCTION OF AGREEMENT. No party, or its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all language in all parts of this Agreement shall be construed in accordance with its fair meaning, and not strictly for or against any party.

Section 7.08 NO WAIVER. A waiver by any party hereto of a breach of or failure to perform any of the covenants, agreements, restrictions or conditions in this Agreement to be performed by any other party shall not be construed as a waiver of any succeeding breach of or failure to perform the same or other covenants, agreements, restrictions or conditions of this Agreement. No waiver shall be effective unless duly authorized (which authorization, relating to the REIT or the OP, shall include approval of a majority of the independent directors of the Board of Directors of the REIT) and memorialized in a writing signed by the party against whom such waiver is to be effective.

Section 7.09 SEVERABILITY. In the event that any phrase, clause, sentence, paragraph, section, article or other portion of this Agreement shall become illegal, null or void or against public policy, for any reason, or shall be held by any court of competent jurisdiction to be illegal, null or void or against public policy, the remaining portions of this Agreement shall not be affected thereby and shall remain in force and effect to the full extent permissible by Law.

Section 7.10 HEADINGS. The headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. All references in this Agreement to sections, schedules and exhibits are to sections, schedules and exhibits of this Agreement, unless otherwise indicated.

Section 7.11 INTERPRETATION. For purposes of this Agreement, the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to articles, sections, exhibits and schedules mean the articles and sections of, and the exhibits and schedules attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by

51

the provisions thereof and by this Agreement, as applicable; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. All references to “dollars” or “$” shall mean United States Dollars.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

CARTER VALIDUS MISSION CRITICAL REIT II, INC., a Maryland corporation

By:	/s/ Michael A. Seton
Name:	Michael A. Seton
Title:	Chief Executive Officer and President

CARTER VALIDUS OPERATING PARTNERSHIP II, LP, a Delaware limited partnership

By: Carter Validus Mission Critical REIT II, Inc., its General Partner

By:	/s/ Kay C. Neely
Name:	Kay C. Neely
Title:	Chief Financial Officer

CV MANAGER, LLC, a Delaware limited liability company

By:	/s/ John E. Carter
Name:	John E. Carter
Title:	Authorized Signatory

By:	/s/ Mario Garcia, Jr.
Name:	Mario Garcia, Jr.
Title:	Authorized Signatory

[Signature Page to Membership Interest Purchase Agreement]

CARTER VALIDUS ADVISORS II, LLC, a Delaware limited liability company

By:	/s/ John E. Carter
Name:	John E. Carter
Title:	Authorized Signatory

By:	/s/ Mario Garcia, Jr.
Name:	Mario Garcia, Jr.
Title:	Authorized Signatory

CARTER VALIDUS ADVISORS HOLDINGS II, LLC, a Delaware limited liability company

By:	/s/ John E. Carter
Name:	John E. Carter
Title:	Authorized Signatory

By:	/s/ Mario Garcia, Jr.
Name:	Mario Garcia, Jr.
Title:	Authorized Signatory

CARTER VALIDUS REIT MANAGEMENT COMPANY II, LLC, a Florida limited liability company

By:	/s/ John E. Carter
Name:	John E. Carter
Title:	Authorized Signatory

By:	/s/ Mario Garcia, Jr.
Name:	Mario Garcia, Jr.
Title:	Authorized Signatory

[Signature Page to Membership Interest Purchase Agreement]

CARTER VALIDUS REAL ESTATE MANAGEMENT SERVICES II, LLC, a Delaware limited liability company

By:	/s/ John E. Carter
Name:	John E. Carter
Title:	Authorized Signatory

By:	/s/ Mario Garcia, Jr.
Name:	Mario Garcia, Jr.
Title:	Authorized Signatory

CARTER VALIDUS HOLDINGS MANAGEMENT, INC., a Delaware corporation

By:	/s/ John E. Carter
Name:	John E. Carter
Title:	Authorized Signatory

By:	/s/ Mario Garcia, Jr.
Name:	Mario Garcia, Jr.
Title:	Authorized Signatory

CV ASSET AND PROPERTY MANAGEMENT COMPANY, LLC, a Florida limited liability company

By:	/s/ John E. Carter
Name:	John E. Carter
Title:	Authorized Signatory

By:	/s/ Mario Garcia, Jr.
Name:	Mario Garcia, Jr.
Title:	Authorized Signatory

[Signature Page to Membership Interest Purchase Agreement]

VALIDUS GROUP PARTNERS, LTD., a Florida limited liability partnership

By:	/s/ Mario Garcia, Jr.
Name:	Mario Garcia, Jr.
Title:	Authorized Signatory

STRATEGIC CAPITAL MANAGEMENT HOLDINGS, LLC, a Delaware limited liability company

By:	/s/ Mario Garcia, Jr.
Name:	Mario Garcia, Jr.
Title:	Authorized Signatory

/s/ John E. Carter
JOHN E. CARTER

/s/ Mario Garcia, Jr.
MARIO GARCIA, JR.

/s/ Robert M. Winslow
ROBERT M. WINSLOW

[Signature Page to Membership Interest Purchase Agreement]

EXHIBIT A

DEFINED TERMS

“Accrued REIT Advisory Agreement Fees” means the sum of (i) the amount of all Asset Management Fees (as defined in the REIT Advisory Agreement and payable pursuant to Section 3.01(a) of the REIT Advisory Agreement), Disposition Fees (as defined in the REIT Advisory Agreement and payable pursuant to Section 3.01(c) of the REIT Advisory Agreement), and any reimbursable expenses paid or incurred by CV Advisor pursuant to Section 3.02 of the REIT Advisory Agreement that have accrued, are earned and are unpaid under the REIT Advisory Agreement at the Effective Date, net of all costs and expenses charged to the REIT by Sellers in connection with services related to such period of time for which such fees are paid, and (ii) the Interim Advisory Fees that have accrued, are earned and are unpaid from the Effective Date through (but not including) the Closing Date, net of all costs and expenses charged to the REIT by Sellers in connection with services related to such period of time for which Interim Advisory Fees are paid.

“Accrued REIT Property Management and Leasing Fees” means the amount of all monthly property management and leasing fees that are calculated based on gross revenues of the REIT’s properties in accordance with the REIT Property Management Agreements and reimbursements that are accrued, earned and unpaid under the respective REIT Property Management Agreements, through (but not including) the Closing Date, net of all costs and expenses charged to the REIT by Sellers in connection with services related to such period of time for which such fees are paid.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Additional CV Advisor Fees” is defined in Section 1.01(c)(iii).

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one (1) or more intermediaries, controls or is controlled by or is under common control with the Person specified. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” is defined in the preamble.

“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended, and (b) any anti-bribery, anti-corruption or similar applicable Law of any other jurisdiction.

“Anti-Terrorism Law” means each of: (a) the Executive Order; (b) the Patriot Act; (c) the Money Laundering Control Act of 1986, 18 U.S.C. Sect. 1956; and (d) any other Law now or hereafter enacted to monitor, deter or otherwise prevent terrorism or the funding or support of terrorism.

“Assignment and Acceptance Agreement” is defined in the recitals.

“Assignment and Assumption of Lease” is defined in Section 2.02(a)(v).

“Assignment of Membership Interest” is defined in Section 2.02(a)(iii).

“Basket Amount” is defined in Section 5.04(a)(i).

“Business” is defined in the recitals.

“Business and Manager Sub Fundamental Representations” means the representations set forth in Section 3.02(a) (Organization and Qualification), Section 3.02(b) (Due Authorization; Approvals), Section 3.02(h) (Ownership of the Equity Interests), Section 3.02(m) (Title to Assets) and Section 3.02(n) (Sufficiency of Assets).

“Business Day(s)” means a day, based on U.S. Eastern Standard Time, other than a Saturday, Sunday, or a U.S. federal holiday.

“Business Employee” is defined in Section 3.02(o)(i).

“Business Financial Statements” is defined in Section 3.02(d).

“Business Intellectual Property” is defined in Section 3.02(u)(ii).

“Change of Control Event” is defined in Section 4.09(f).

“Closing” is defined in Section 2.01.

“Closing Consideration” is defined in Section 1.01(b).

“Closing Date” is defined in Section 2.01.

“COBRA” is defined in Section 4.10(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” is defined in Section 3.02(o)(ii).

“Continuing Employees” is defined Section 4.10(a).

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral (and all amendments or modifications thereto) to which any Seller or Manager Sub is a party that are legally binding on any Seller or Manager Sub.

“Company Health Plan” is defined in Section 3.02(p)(vii).

“CV Advisor” is defined in the preamble.

“CVAPMC” is defined in the preamble.

“CVHM” is defined in the preamble.

“CVREMS II” is defined in the preamble.

“CVRMC II” is defined in the preamble.

“D&O Indemnified Parties” is defined in Section 4.11(a).

“D&O Insurer” means the following, collectively: (1) Continental Casualty Company, (2) QBE Insurance Corporation, (3) Freedom Specialty Insurance Company, (4) XL Specialty Insurance Company, (5) Endurance Assurance Corporation, (6) Allied World Insurance Company and (7) Liberty Surplus Insurance Corporation.

“D&O Tail Policy” is defined in Section 4.11(b).

“D&O Tail Policy Expenses” means all costs and expenses due or arising under the D&O Tail Policy, including the total premium, underwriting costs, brokerage commission, Taxes due and arising under such policy and other fees and expenses of such policy.

“Deferred Cash Consideration” is defined in Section 1.01(b).

“Designated Person” means any Person who: (a) is named on the list of Specially Designated Nationals or Blocked Persons maintained by the U.S.

Department of the Treasury’s Office of Foreign Assets Control or any other similar lists maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control pursuant to authorizing statute, executive order or regulation; (b) (i) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of the Executive Order or any related legislation or any other similar executive order(s) or (ii) engages in any dealings or transactions prohibited by Section 2 of the Executive Order or is otherwise associated with any such Person in any manner who violates Section 2 of the Executive Order; or (c) (i) is an agency of the government of a country, (ii) is an organization controlled by a country or (iii) is a Person resident in a country that is subject to a sanctions program identified on the list maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or as otherwise published from time to time, as such program may be applicable to such agency, organization or Person.

“Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence.

“Effective Date” is defined in the preamble.

“Encumbrances” means any and all liens, charges, security interests, mortgages, pledges, options, preemptive rights, rights of first refusal or first offer, proxies, levies, voting trusts or agreements or other adverse claims or restrictions on title or transfer of any nature whatsoever.

“Enforceability Exceptions” is defined in Section 3.01(b).

“Equity Interests” means: (a) with respect to a corporation, as determined under the Laws of the jurisdiction of organization of such entity, shares of capital stock (whether common, preferred or treasury); (b) with respect to a partnership, limited liability company, limited liability partnership or similar Person, as determined under the Laws of the jurisdiction of organization of such entity, units, interests or other partnership or limited liability company interests; or (c) any other equity ownership.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Executive Order” means Executive Order No. 13224 on Terrorist Financings—Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism issued on September 23, 2001, as amended by Order Nos. 132684 and 13886, as so amended.

“Force Majeure Event” means the occurrence of an event, beyond a party’s control, that causes a failure or delay in such party’s performance of its obligations hereunder, including, without limitation, (i) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, (ii) earthquakes, hurricanes or other natural disasters, and (iii) epidemic, pandemic or disease outbreak (including the COVID-19 virus), or any escalation or worsening of any such epidemic, pandemic or disease outbreak (including the COVID-19 pandemic underway as of the date of this Agreement).

“Governmental Authority(ies)” means the government of the United States or any other nation, or of any political subdivision thereof, whether state, regional or local, and any agency, authority, instrumentality, regulatory body, court or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Licenses” is defined in Section 3.02(r).

“HCERA” is defined in Section 3.02(p)(vii).

“Healthcare Assets” means the following types of healthcare properties owned by the REIT as of the Effective Date: medical office buildings, inpatient rehabilitation facilities, acute care hospitals, and long-term acute care hospitals.

“Healthcare Reform Laws” is defined in Section 3.02(p)(vii).

“Indebtedness” means, as to any Person: (a) all obligations of such Person for borrowed money (including reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured); (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments; (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and accrued commercial or trade liabilities arising in the ordinary course of business; (d) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency; (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person; (f) all obligations of such Person under leases which have been or should be, in accordance with United States generally accepted accounting principles, recorded as capital leases; (g) all indebtedness secured by any lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is non-recourse to the credit of such Person; and (h) all guarantees by such Person of the Indebtedness of any other Person.

“Indemnified Party” is defined in Section 5.05.

“Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of Article 5.

“Indemnity Amount” is defined in Section 5.04(a)(ii).

“Insurance Policies” is defined in Section 3.02(v).

“Intellectual Property” means all of the following forms of intellectual property and all rights therein: (a) Marks; (b) patents, patent applications and inventions conceived or reduced to practice prior to the Closing Date, including any provisional, utility, continuation, continuation-in-part or divisional applications filed in the United States or other jurisdiction prior to the Closing Date, and all reissues thereof and all reexamination certificates issuing therefrom; (c) copyrights, including all related copyright applications and registrations; (d) know-how and trade secrets, whether or not reduced to practice; (e) all computer and electronic data processing programs and software programs and related documentation; (f) the right to sue for and recover damages, assert, settle or release any claims or demands and obtain all other remedies and relief at law or equity for any past, present or future infringement or misappropriation of any of the foregoing; and (g) licenses, options to license and other contractual rights to use any of the foregoing.

“Intended Tax Treatment” is defined in Section 1.02.

“Interim Advisory Fees” is defined in Section 4.16.

“IT Systems” means all software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Sellers to conduct the Business.

“Key Executives” means Michael Seton and Kay C. Neely.

“Knowledge” means the actual knowledge, after reasonable inquiry, with respect to each Seller and Manager Sub, respectively, of John E. Carter, Mario Garcia, Jr., Kay C. Neely and Michael Seton.

“Law(s)” means all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directives, decrees, policies, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law, rule, regulation, ordinance, order, code interpretation, judgment, decree, directive, guideline, policy or similar form of decision of any Governmental Authority.

“Leased Real Property” is defined in Section 3.02(s)(i).

“Legal Requirement(s)” means any and all judicial decisions, orders, injunctions, writs, statutes, laws, rulings, rules, regulations, ordinances (or interpretation of any of the foregoing) of, and the terms of any licenses, certificates or permits issued by, any Governmental Authority.

“Limited Partner Interest” is defined in the recitals.

“Losses” means any and all damages, fines, fees, penalties, liabilities, deficiencies, losses and costs and expenses (including interest, court costs and fees, reasonable costs of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment); provided, that Losses shall not include any indirect, special, punitive, incidental or consequential damages (other than any such damages actually awarded to a Governmental Authority or other third party).

“made available” means (a) filed with the SEC and publicly available on the SEC’s website, (b) posted in the electronic data room established for purposes of the Transactions and made available to the Special Committee (or its legal counsel) in such data room, or (c) provided to legal counsel to the Special Committee by e-mail, in each case, at least five (5) Business Days prior to the Effective Date.

“Management Agreements” is defined in the recitals.

“Manager Sub” is defined in the preamble.

“Mapletree” is defined in the recitals.

“Mapletree Asset Management Agreement” is defined in the recitals.

“Mapletree Asset and Property Management Fee” means the sum of (i) the amount of all fees and reimbursements that are accrued and payable by Mapletree pursuant to the Mapletree Asset Management Agreement through (but not including) the Closing Date and (ii) the amount of all fees and reimbursements that are accrued and payable by Mapletree pursuant to the Mapletree Property Management Agreement through (but not including) the Closing Date, in each case net of all costs and expenses charged to the REIT by Sellers in connection with the services related to such period of time for which fees are paid.

“Mapletree Owners” is defined in the recitals.

“Mapletree Property Management Agreement” is defined in the recitals.

“Mapletree Management Proposal” is defined in Section 4.08(b).

“Mark” means any brand name, logos, service mark, trademark, trade name, trade dress, design rights, domain names, identifying symbols, logos, emblems, signs or insignia related thereto and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations or application for registration of, any of the foregoing.

“Material Adverse Effect” means any Effect that, individually or in the aggregate, has had, or would reasonably be expected to (i) have a material adverse effect on the condition (financial or otherwise), business, properties, assets, liabilities or results of operations of the Sellers and Manager Sub, taken as a whole, or (ii) prevent, materially impede or materially delay the ability of any Seller or Manager Sub to consummate the Transactions; provided, however, that in the case of the immediately preceding clause (i), none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or would be, a Material Adverse Effect: any Effect arising out of or resulting from (a) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates, (b) changes in general legal, regulatory, political, economic or business conditions or changes in generally accepted accounting principles, (c) the negotiation, execution, announcement or performance of this Agreement in accordance with the terms hereof or the consummation of the

Transactions, (d) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, (e) earthquakes, hurricanes or other natural disasters, (f) epidemic, pandemic or disease outbreak (including the COVID-19 virus), (g) the public announcement or pendency of the Transactions or (h) any Effect that has been cured prior to the Closing; provided further, however, that any Effect arising out of or resulting from the matters described in clauses (a), (b), (d), (e) or (f) shall not be excluded if and to the extent that such Effect disproportionately affects the Sellers and Manager Sub, taken as a whole, as compared to other Persons engaged in the businesses in which the Sellers and Manager Sub are engaged.

“Material Contracts” is defined in Section 3.02(i).

“Membership Interests” is defined in the recitals.

“Net Proceeds” means (i) the total cash consideration that is received, directly or indirectly, as payment for the acquisition of the assets of the REIT or the OP by a third party, less (ii) the sum of (A) all indebtedness or other liabilities of REIT and the OP relating to such disposed assets not assumed by the purchaser, (B) all costs and expenses, including fees of accountants, attorneys and other advisors incurred by the REIT and the OP, as the case may be, in connection with such transaction and (C) all fees or commissions paid to brokers, finders, or investment bankers in connection with such transaction.

“OP” is defined in the preamble.

“Organizational Documents” is defined in Section 2.02(b)(ii)(E).

“Outside Date” is defined in Section 6.01(d).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (commonly known as the USA Patriot Act).

“Person(s)” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Personal Property” means machinery, computer programs, computer software, tools, motor vehicles, office equipment, inventories, supplies, plant, spare parts, and other tangible or intangible personal property, excluding, however, furniture, fixtures, and equipment, and Contracts, permits or Intellectual Property.

“Plan” means any employment, consulting, bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, equity (or equity-based), leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, dental, vision, welfare, accident, disability, workmen’s compensation or other insurance, severance, separation, termination, change of control, collective bargaining or other compensation or benefit plan, agreement, practice, policy or arrangement, whether written or oral, and whether or not subject to ERISA, including any “employee benefit plan” within the meaning of Section 3 (3) of ERISA that any Seller (or any Affiliate thereof) or Manager Sub (or any Subsidiary thereof) sponsors, maintains or contributes to for the benefit of any Business Employees or their dependents, survivors, or beneficiaries, or with respect to which Manager Sub or any Subsidiary or successor in interest could have any liability.

“PPACA” is defined in Section 3.02(p)(vii).

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Pre-Closing Tax Return” is defined in Section 4.05(b).

“Purchase Price” is defined in Section 1.01(b).

“R&W Insurance Expenses” means all costs and expenses due or arising under the R&W Insurance Policy, including the total premium, underwriting costs, brokerage commission, Taxes due and arising under such policy and other fees and expenses of such policy.

“R&W Insurance Binder” means the conditional binder issued by the R&W Insurer attached hereto as Exhibit I.

“R&W Insurance Policy” means that certain buyer-side representations and warranties insurance policy to be issued by the R&W Insurer, pursuant to the R&W Insurance Binder.

“R&W Insurer” means QBE Insurance Corporation.

“Redemption of Limited Partner Interest Agreement” is defined in Section 2.02(a)(vi).

“REIT” is defined in the preamble.

“REIT Advisory Agreement” is defined in the recitals.

“REIT Board” is defined in the recitals.

“REIT Fundamental Representations” means the representations set forth in Section 3.03(a) (Organization and Qualification), Section 3.03(b)(Due Authorization; Approvals) and Section 3.03(d) (Brokers, Finders and Advisors).

“REIT Indemnified Parties” is defined in Section 5.02.

“REIT Material Adverse Effect” means any Effect that, individually or in the aggregate, has had, or would reasonably be expected to (i) have a material adverse effect on the condition (financial or otherwise), business, properties, assets, liabilities or results of operations of the REIT and the OP, taken as a whole, or (ii) prevent, materially impede or materially delay the ability of the REIT, the OP and their subsidiaries to consummate the Transactions; provided, however, that in the case of the immediately preceding clause (i), none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or would be, a REIT Material Adverse Effect: any Effect arising out of or resulting from (a) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates, (b) changes in general legal, regulatory, political, economic or business conditions or changes in generally accepted accounting principles, (c) the negotiation, execution, announcement or performance of this Agreement in accordance with the terms hereof or the consummation of the Transactions, (d) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, (e) earthquakes, hurricanes or other natural disasters, (f) epidemic, pandemic or disease outbreak (including the COVID-19 virus), (g) any decline in the market price, or change in trading volume, of the capital stock of the REIT or any failure to meet publicly announced revenue or earnings projections (provided, that any event giving rise to such decline, change or failure may otherwise be taken into account in determining whether there has been a REIT Material Adverse Effect if not falling into one of the other exceptions contained in this definition), (h) the public announcement or pendency of the Transactions or (i) any Effect that has been cured prior to the Closing; provided further, however, that any Effect arising out of or resulting from the matters described in clauses (a), (b), (d), (e) or (f) shall not be excluded if and to the extent that such Effect disproportionately affects the REIT, the OP and their subsidiaries, taken as a whole, as compared to other Persons engaged in the businesses in which the REIT, the OP or any of their subsidiaries is engaged.

“REIT Property Management Agreements” is defined in the recitals.

“REIT SEC Filings” means all forms, reports, schedules, statements and documents (including all exhibits to such forms, reports, schedules, statements and documents) filed or furnished with the SEC by the REIT, including any amendments or supplements thereto, from and after January 1, 2017 to the Effective Date.

“Restricted Business” is defined in Section 4.09(a).

“Restricted Healthcare Business” is defined in Section 4.08(a).

“Restricted Management Business” is defined in Section 4.08(a).

“Restricted Parties” is defined in Section 4.09(a).

“Restricted Period” is defined in Section 4.09(a).

“SEC” means the U.S. Securities and Exchange Commission.

“Seller” or “Sellers” is defined in the preamble.

“Seller D&O Tail Policy Expenses” is defined in Section 2.03.

“Seller Fundamental Representations” means the representations set forth in Section 3.01(a) (Organization and Qualification), Section 3.01(b) (Due Authorization; Approvals), Section 3.01(c) (Due Execution by the Individual Sellers), Section 3.01(d)(i)(B) (No Conflicts), Section 3.01(g) (Ownership of the Equity Interests), Section 3.01(h) (Tax Matters), Section 3.01(i) (Validus Group Financial Statements; Net Worth) and Section 3.01(j) (Brokers, Finders and Advisors).

“Seller Indemnified Parties” is defined in Section 5.03.

“Seller Percentages” is defined in Section 2.02(a)(i).

“Seller R&W Insurance Expenses” is defined in Section 2.03.

“Seller Representative” is Mario Garcia, Jr.

“Special Committee” is defined in the recitals.

“Special Committee Financial Advisor” is defined in Section 3.03(d).

“Straddle Period” means any taxable Tax period beginning on or before and ending after the Closing Date.

“Subject Materials” is defined in Section 5.05(c).

“Subsidiary” means, with respect to any Person, any other Person (a) of which the first Person owns directly or indirectly fifty percent (50%) or more of the Equity Interests of the other Person, (b) of which the first Person or any other Subsidiary of the first Person is a general partner or (c) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions with respect to the other Person are at the time owned by the first Person and/or one or more of the first Person’s Subsidiaries.

“Tax” means any and all taxes, governmental fees, imposts, levies or other like assessments or charges of any kind whatsoever (including all net income, gross receipts, capital, sales, use, ad valorem, value added, goods and services, transfer, franchise, profits, alternative, environmental, inventory, license, withholding, payroll, employment, social security, unemployment, escheat, excise, severance, stamp, occupation, property (real or personal) and estimated taxes and customs duties), whether federal, state, local, foreign or other, together with any interest, penalty, addition to tax or additional amount imposed by any Tax Authority and any liability for any of the foregoing as transferee or successor.

“Tax Authority” means any Governmental Authority responsible for the assessment, imposition, collection, or administration of any Tax.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and any amendment thereof.

“Third Party Claim” means a third party action which constitutes a matter: (a) for which an Indemnified Party is entitled to indemnification under Article 5; or (b) which if determined adversely to the applicable Indemnified Party, would provide a basis for a claim for indemnification under Article 5.

“Trademark License Agreement” is defined in Section 2.02(a)(iv).

“Transaction Documents” means this Agreement, the Assignment and Acceptance Agreement, the Assignment of Membership Interest, the Assignment and Assumption of Lease, the Trademark License Agreement, the Redemption of Limited Partner Interest Agreement and any agreements or documents prepared or executed pursuant to the transactions contemplated by such agreements, any exhibits or attachments to any of the foregoing and any other agreement signed by the parties that expressly states that it is intended to be a Transaction Document, as the same may be amended from time to time.

“Transactions” means the transactions contemplated by the Transaction Documents.

“Transferred Assets” means those assets set forth on Exhibit H.

“Validus Group Financial Statements” is defined in Section 3.01(i).

EXHIBIT B

ASSIGNMENT AND ACCEPTANCE AGREEMENT

This ASSIGNMENT AND ACCEPTANCE AGREEMENT (this “Agreement”), is entered into as of July 28, 2020 (the “Execution Date”), to be effective as of the Effective Time (as defined below), by and among CV Manager, LLC, a Delaware limited liability company (“Manager Sub”), Carter Validus Advisors II, LLC, a Delaware limited liability company (“CV Advisor”), Carter Validus REIT Management Company II, LLC, a Florida limited liability company (“CVRMC II”), Carter Validus Real Estate Management Services II, LLC, a Delaware limited liability company (“CVREMS II”), Carter Validus Holdings Management, Inc., a Delaware corporation (“CVHM”), CV Asset and Property Management Company, LLC, a Florida limited liability company (“CVAPMC”), Carter/Validus REIT Investment Management Company, LLC, a Florida limited liability company (“CVRIMC”), and Carter Validus Real Estate Management Services, LLC, a Delaware limited liability company (“CVREMS” and together with CV Advisor, CVRMC II, CVREMS II, CVHM, CVAPMC and CVRIMC, the “Assignors” and each, an “Assignor”). Capitalized terms defined herein but not otherwise defined herein shall have the meaning assigned to such term in the Membership Interest Purchase Agreement (as defined below).

Background

A.

Carter Validus Mission Critical REIT II, Inc. (the “REIT”), Carter Validus Operating Partnership II, LP (the “OP” and, together with the REIT, the “Company”), and CV Advisor are parties to that certain Fourth Amended and Restated Advisory Agreement, dated as of October 4, 2019 (the “REIT Advisory Agreement”), pursuant to which CV Advisor serves as external advisor to the REIT and provides certain asset management services to the REIT and the OP.

B.

Hudson DC Assets LLC, Navarro DC Assets LLC, Etowah DC Assets LLC and Redwood DC Assets LLC (collectively, the “Mapletree Owners”), each of which is controlled by Mapletree US Management LLC (“Mapletree”), own, directly or indirectly, certain data center properties, and are party with CVAPMC to that certain Asset Management Agreement, dated as of December 20, 2017, as amended by Amendment No. 1 thereto, dated as of December 19, 2018 (as amended, the “Mapletree Asset Management Agreement”), pursuant to which CVAPMC provides certain asset management services to the Mapletree Owners.

C.

CVRMC II is the parent company of CVREMS II, the property manager and leasing agent for the REIT pursuant to various property management agreements (collectively, the “REIT Property Management Agreements”).

D.

CVAPMC and Mapletree are parties to that certain Property Management and Leasing Agreement, dated as of December 20, 2017, as amended by Amendment No. 1 thereto, dated as of October 2018 (as amended, the “Mapletree Property Management Agreement” and collectively with the REIT Advisory Agreement, the Mapletree Asset Management Agreement and the REIT Property Management Agreements, the “Management Agreements”), pursuant to which CVAPMC serves as manager and leasing agent of the data centers owned by the Mapletree Owners.

E.	CV Advisor, CVRMC II, CVREMS II, CVHM and CVAPMC (collectively, the “Sellers”) collectively own one hundred percent (100%) of the membership interests in Manager Sub.

F.

The REIT, the OP, the Sellers, Manager Sub and certain other parties are parties to that certain Membership Interest Purchase Agreement, dated as of the date hereof (the “Membership Interest Purchase Agreement”), pursuant to which the Sellers will sell to the OP, and the OP will buy from the Sellers, all of the membership interests in Manager Sub.

G.

CVRIMC and CVREMS shall each receive good and valuable consideration and other indirect, tangible benefits from the consummation of the transaction contemplated by the Membership Interest Purchase Agreement.

H.

Prior to the Closing (as defined below), the Assignors desire to assign or cause to be assigned all of the assets necessary to operate the business of the REIT and its subsidiaries (including the Management Agreements, the “Business”), and to delegate all obligations of the Assignors in connection with the Business, to Manager Sub so that immediately prior to the Closing, Manager Sub will own all of the Assigned Assets (as defined below).

Terms and Conditions

For the reasons described above, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Assignment and Assumption.

(a)

Assignment. Subject to the terms and conditions set forth herein, at the Effective Time, each Assignor shall sell, assign, grant, convey and transfer to Manager Sub, free and clear of any lien (statutory or otherwise), claim, charge, equitable interest, mortgage, pledge, security interest or encumbrance of whatever kind or character (collectively, “Encumbrances”), all of such Assignor’s right, title and interest in, to and under all of the business, assets, properties and rights of every nature, kind and description, whether real, personal or mixed, tangible or intangible (including goodwill), wheresoever located, whether now existing or hereafter acquired, and whether or not carried or reflected on the books and records of such Assignor (other than the excluded assets, which shall include all Plans other than the Plans listed on Schedule III that are designated by the Company as Assigned Assets and Assigned Liabilities in the notice contemplated by Section 1(d) (the “Excluded Assets”) listed on Schedule I hereto), which relate to, or are used or held in connection with, the Business (collectively, the “Assigned Assets” and, to the extent that any Assigned Asset is a contract, each an “Assigned Contract”).

(b)

Assumption. Subject to the terms and conditions set forth herein, at the Effective Time, Manager Sub shall accept the sale, assignment, grant, conveyance and transfer of the Assigned Assets from the Assignors, and assume and agree to discharge and perform all of the Assignors’ duties, liabilities and obligations under the Assigned Contracts that arise and accrue on or after the Effective Time, relate to periods beginning on or after the Effective Time and are to be discharged and performed on or after the Effective Time (except to the extent any such duties, liabilities or obligations result from, arise out of or relate to any Assignor’s failure to discharge or perform any of its duties, liabilities or obligations under an Assigned Contract prior to the Effective Time) (collectively, the “Assumed Liabilities”).

(c)

Excluded Liabilities. Notwithstanding the provisions of Section 1(b) or any other provision in this Agreement to the contrary, Manager Sub shall not assume and shall not be responsible to pay, perform or discharge any duties, liabilities and obligations of the Assignors (or any of their respective affiliates) of any kind or nature whatsoever other than the Assumed Liabilities, including all liabilities with respect to the Plans other than the Plans listed on Schedule III that are designated by the Company as Assigned Assets and Assigned Liabilities in the notice contemplated by Section 1(d) (the “Excluded Liabilities”). The Assignors shall, and shall cause each of their respective affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy, including, without limitation, the Excluded Liabilities listed on Schedule II hereto.

(d)

Conditional Transfers. Notwithstanding the foregoing provisions of this Section 1, at the Effective Time, (i) the assets set forth on Schedule III hereto shall be deemed to be Assigned Assets and shall be treated in accordance with Section 1(a), and (ii) the liabilities set forth on Schedule III hereto shall be deemed to be Assumed Liabilities and shall be treated in accordance with Section 1(b); provided that the Company shall have provided to the Assignors, within 30 days of the Execution Date, notice of the Company’s desire to have the assets and liabilities set forth on Schedule III designated as Assigned Assets and Assigned Liabilities, respectively. For the avoidance of doubt, in the event that the Company fails to provide such notice described in the preceding sentence, the assets and liabilities set forth on Schedule III shall, at the Effective Time, be deemed to be and treated as Excluded Assets and Excluded Liabilities, respectively.

2.	Representations and Warranties.

(a)	By Each Assignor. Each Assignor, severally and not jointly, hereby represents and warrants to Manager Sub as follows:

(i)	It is a duly formed corporation or limited liability company, as applicable, validly existing and in good standing under the laws of its applicable state of formation.

(ii)

It is qualified and licensed to do business and in good standing in every jurisdiction where such qualification and licensing is required, except where the failure to be qualified would not reasonably be expected to result in a material adverse effect.

(iii)	It has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder.

(iv)	It has taken all necessary action to authorize the execution of this Agreement by its representative whose signature is set out at the end hereof.

(v)

When executed and delivered by it, this Agreement will constitute the legal, valid, and binding obligation of such Assignor, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency or other similar laws affecting enforcement of creditors’ rights and to general principles of equity.

(vi)

It has good, valid and marketable title to all Assigned Assets, as applicable. Such Assigned Assets constitute all of the property now used in and necessary for the conduct of the Business with respect to such Assignor. All such Assigned Assets are held free and clear of any Encumbrances. No financing statement under the Uniform Commercial Code or similar law naming such Assignor as debtor has been filed in any jurisdiction, and such Assignor is not a party to or, to the knowledge of such Assignor, bound under any agreement or legal obligation authorizing any party to file any such financing statement. There are no Encumbrances on such Assigned Assets that arose in connection with any failure (or alleged failure) to pay any taxes.

(vii)	It is the sole legal and beneficial owner of the all the rights under each Assigned Contract, as applicable, on the Effective Time, free and clear of any Encumbrances.

(viii)

Each Assigned Contract, as applicable to such Assignor, is in full force and effect on the Effective Time. No event or condition has occurred or failed to occur that is an event of default or termination, nor has any event or condition occurred or failed to occur which, with the passage of time or service of notice, or both, would constitute an event of default or termination, under such Assigned Contract. There are no material disputes pending or threatened related to any rights or obligations transferred by this Agreement.

(ix)	It has performed all of its obligations under each Assigned Contract, as applicable to such Assignor, that are required to be performed before the Effective Time.

(b)	Manager Sub. Manager Sub represents and warrants to the Assignors as follows:

(i)	It is duly organized, validly existing, and in good standing under the laws of the State of Delaware.

(ii)

It is qualified and licensed to do business and in good standing in every jurisdiction where such qualification and licensing is required, except where the failure to be qualified would not reasonably be expected to result in a material adverse effect.

(iii)	It has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder.

(iv)	It has taken all necessary action to authorize the execution of this Agreement by its representative whose signature is set out at the end hereof.

(v)	When executed and delivered by it, this Agreement will constitute the legal, valid, and binding obligation of Manager Sub, enforceable against it in accordance with its terms.

3.

Conditions. The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the closing of transactions contemplated by the Membership Interest Purchase Agreement (the “Closing”), and the transactions contemplated by this Agreement shall be deemed effective immediately prior to the Closing (such time, the “Effective Time”).

4.	Termination. This Agreement will automatically terminate upon the termination of the Membership Interest Purchase Agreement pursuant to Section 6.01 thereof.

5.

Survival of Representations, Warranties and Agreements; Recourse. All representations, warranties, covenants and agreements of any Assignor or Manager Sub in this Agreement, including any exhibits or schedules hereto, shall survive the execution and delivery of this Agreement, unless terminated automatically upon the termination of this Agreement pursuant to Section 4. All remedies for breaches of the terms of this Agreement shall be indemnifiable solely pursuant to Article 5 of the Membership Interest Purchase Agreement.

6.	General Provisions.

(a)

Governing Law; Venue. The laws of the State of Delaware, excluding its choice of law provisions if such laws would result in the application of laws other than the laws of the State of Delaware, shall govern any disputes between the parties, the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereunder. The forum selected for any proceeding or suit related to a dispute between the parties or this Agreement shall be in a federal or state court of competent jurisdiction located in Hillsborough County, Florida. The parties hereto each consent to those courts’ personal jurisdiction over them, and waive any defense, whether asserted by motion or pleading, that Hillsborough County, Florida, is an improper or inconvenient venue.

(b)

Further Action. Each party hereto agrees to perform all further acts and execute, acknowledge, and deliver any documents which may be reasonably necessary, appropriate, or desirable to carry out the provisions of this Agreement.

(c)

Notice. Any notice permitted or required hereunder shall be given in writing, and shall be deemed to have been duly delivered (i) when delivered by personal delivery or three (3) days after deposited in a United States postal service letter box for mailing by first class mail, postage prepaid, certified mail, with return receipt requested (regardless of whether the return receipt is subsequently received); (ii) one (1) business day after deposited with a nationally recognized courier service for overnight delivery; or (iii) when sent prior to 5:00 p.m. Eastern Standard Time by electronic mail (email) to an email address designated in writing by the recipient

(or on the succeeding day if sent by email after 5:00 p.m. Eastern Standard Time), provided that a confirmation of receipt is retained by the sender; All such notices shall be addressed as follows or as any party notifies the other parties in accordance with this Section:

If to any Assignor or Manager Sub:	c/o Carter Validus REIT Management Company II, LLC 4890 W. Kennedy Boulevard Suite 650 Attention: John E. Carter Email: jcarter@carterfunds.com

(d)

Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties to this Agreement and their respective legal representatives, heirs, devisees, legatees, successors and assigns, and any reference to a party to this Agreement shall also be a reference to such legal representatives, heirs, devisees, legatees, successors and assigns.

(e)

Computation of Time. Whenever the last day for the exercise of any privilege or the discharge of any duty under this Agreement shall fall upon Saturday, Sunday or any public or legal holiday, whether federal or of the State of Florida, the party having such privilege or duty shall have until 5:00 p.m. Eastern Standard Time on the next succeeding regular business day to exercise such privilege or to discharge such duty.

(f)

Gender; Number. Whenever the pronouns “he” or “his” are used herein they shall also be deemed to mean “she” or “hers” or “it” or “its” whenever applicable. Words in the singular shall be read and construed as though the plural and words in the plural shall be read and construed as though in the singular in all cases where they would so apply.

(g)

Captions. The titles and captions of or in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision of this Agreement.

(h)

Integration. This Agreement, together with any schedules and exhibits attached, supersedes all prior negotiations, agreements and understandings between the parties with respect to the subject matter hereof and constitutes the entire agreement between the parties with respect to the subject matter hereof.

(i)

Waiver. The failure of any party to this Agreement at any time or times to require performance of any provisions of this Agreement shall in no manner affect such party’s right to enforce the same; and no waiver by any party to this Agreement of any provision (or of a breach of any provision) of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed or construed either as a further or continuing waiver of any such condition or breach or as a waiver of any other provision (or of a breach of any other provision) of this Agreement.

(j)

Attorneys’ Fees. If any suit or action shall be instituted to enforce or to interpret this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party all costs, fees, and reasonable attorneys’ and paralegals’ fees, expended as part of such suit, action, or appeal thereof.

(k)

Severability. In the event that any court of competent jurisdiction shall determine that any provision of this Agreement is invalid, such determination shall not affect the validity of any other provision of this Agreement, which shall remain in full force and effect and which shall be construed as to be valid under applicable law.

(l)

Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall be deemed to be a single instrument. The signatures of the parties need not appear on the same counterpart, and delivery of an executed counterpart signature page by facsimile or other form of electronic transmission shall be as effective as executing and delivering this Agreement in the presence of the other parties to this Agreement.

[signature pages follow]

IN WITNESS WHEREOF, the parties have executed this ASSIGNMENT AND ACCEPTANCE AGREEMENT as of the Execution Date.

CV MANAGER, LLC, a Delaware limited liability
company

By:
Name:	John E. Carter
Title:	Authorized Signatory

By:
Name:	Mario Garcia, Jr.
Title:	Authorized Signatory

CARTER VALIDUS ADVISORS II, LLC, a
Delaware limited liability company

By:
Name:	John E. Carter
Title:	Authorized Signatory

By:
Name:	Mario Garcia, Jr.
Title:	Authorized Signatory

CARTER VALIDUS REIT MANAGEMENT
COMPANY II, LLC, a Florida limited liability
company

By:
Name:	John E. Carter
Title:	Authorized Signatory

By:
Name:	Mario Garcia, Jr.
Title:	Authorized Signatory

[Signature Page to Assignment and Acceptance Agreement]

CARTER VALIDUS REAL ESTATE
MANAGEMENT SERVICES II, LLC, a
Delaware limited liability company

By:
Name:	John E. Carter
Title:	Authorized Signatory

By:
Name:	Mario Garcia, Jr.
Title:	Authorized Signatory

CARTER VALIDUS HOLDINGS
MANAGEMENT, INC.,
a Delaware corporation

By:
Name:	John E. Carter
Title:	Authorized Signatory

By:
Name:	Mario Garcia, Jr.
Title:	Authorized Signatory

CV ASSET AND PROPERTY MANAGEMENT
COMPANY, LLC,
a Florida limited liability company

By:
Name:	John E. Carter
Title:	Authorized Signatory

By:
Name:	Mario Garcia, Jr.
Title:	Authorized Signatory

[Signature Page to Assignment and Acceptance Agreement]

CARTER/VALIDUS REIT INVESTMENT
MANAGEMENT COMPANY, LLC, a Florida
limited liability company

By:
Name:	John E. Carter
Title:	Authorized Signatory

By:
Name:	Mario Garcia, Jr.
Title:	Authorized Signatory

CARTER VALIDUS REAL ESTATE
MANAGEMENT SERVICES, LLC, a Delaware
limited liability company

By:
Name:	John E. Carter
Title:	Authorized Signatory

By:
Name:	Mario Garcia, Jr.
Title:	Authorized Signatory

[Signature Page to Assignment and Acceptance Agreement]

Schedule I

Excluded Assets

With respect to CV Advisor:

With respect to CVRIMC and CVRMC II, as applicable:

With respect to CVREMS II:

With respect to CVHM:

With respect to CVAPMC:

With respect to CVREMS:

Schedule II

Excluded Liabilities

Schedule III

Conditional Transfers

EXHIBIT C

MEMBERSHIP INTEREST ASSIGNMENT AGREEMENT

This Membership Interest Assignment Agreement (this “Agreement”) is entered into as of [•], 2020 (the “Effective Date”) by and among Carter Validus Operating Partnership II, LP, a Delaware limited partnership (“Assignee”), Carter Validus Advisors II, LLC, a Delaware limited liability company (“CV Advisor”), Carter Validus Real Estate Management Services II, LLC, a Delaware limited liability company (“CVREMS II”), Carter Validus REIT Management Company II, LLC, a Florida limited liability company (“CVRMC II”), Carter Validus Holdings Management, Inc., a Delaware corporation (“CVHM”), and CV Asset and Property Management Company, LLC, a Florida limited liability company (“CVAPMC” and, together with CV Advisor, CVREMS II, CVRMC II and CVHM, “Assignors”). Assignors and Assignee are referred to, collectively, as the “Parties” and each, individually, as a “Party.” Capitalized terms used but not defined herein shall have the meanings set forth in the Purchase Agreement (as defined below).

RECITALS

WHEREAS, Assignors collectively own all of the outstanding membership interests (the “Purchased Interests”) of CV Manager, LLC, a Delaware limited liability company (the “Company”);

WHEREAS, Assignors, Assignee, the Company, Carter Validus Mission Critical REIT II, Inc., a Maryland corporation, Carter Validus Advisors Holdings II, LLC, a Delaware limited liability company, Validus Group Partners, Ltd., a Florida limited partnership, Strategic Capital Management Holdings, LLC, a Delaware limited liability company, John E. Carter, Robert M. Winslow and Mario Garcia, Jr. are parties to that certain Membership Interest Purchase Agreement, dated as of [•], 2020 (together with all of the exhibits and schedules related thereto, the “Purchase Agreement”), pursuant to which, among other things, Assignors agreed to sell, and Assignee agreed to acquire, the Purchased Interests;

WHEREAS, the Company is governed by the provisions of that certain Limited Liability Company Agreement of the Company, dated as of June [•], 2020 (the “Operating Agreement”); and

WHEREAS, pursuant to and in accordance with this Agreement, the Purchase Agreement and the Operating Agreement, the Parties desire to cause Assignors to assign all of the right, title and interest in and to the Purchased Interests to Assignee and Assignee to accept such assignments from Assignors.

NOW, THEREFORE, in consideration of the representations, warranties and covenants set forth herein and in the Purchase Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties covenant and agree as follows:

1. Transfer and Assignment.

1.1 In accordance with and subject to the terms of this Agreement, the Purchase Agreement and the Operating Agreement, Assignors hereby assign, transfer, convey and deliver to Assignee, free and clear of all Encumbrances, all of Assignors’ rights, titles and interests in and to the Purchased Interests, including all rights, powers and privileges with respect to such Purchased Interests under the Operating Agreement.

1.2 In accordance with and subject to the terms of this Agreement and the Purchase Agreement, Assignee hereby accepts the foregoing assignment, transfer and conveyance and assumes and agrees to observe and perform all of the duties, obligations, terms, provisions and covenants in connection with the Purchased Interests. Effective as of the Effective Date, Assignors and Assignee hereby acknowledge and agree that (a) each Assignor hereby withdraws as a member of the Company and (b) Assignee is hereby admitted as the sole member of the Company, with all rights, duties and powers of the sole member of the Company and will be bound by the terms, covenants and conditions of the Operating Agreement. On and after the Effective Date, Assignors shall have no further right, title or interest in and to the Purchased Interests and Assignee shall be entitled to exercise all rights, powers and privileges with respect to the Purchased Interests. Without limiting the generality of the foregoing, Assignee hereby succeeds to the entire right, title and interest of Assignors in and to the Purchased Interests.

2. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the successors and permitted assigns of the Parties.

3. Further Assurances. Each Assignor and Assignee covenants and agrees that it will, at the request of any other Party hereto or such other Party’s Affiliates and without any additional consideration, execute and deliver (and cause its Affiliates to execute and deliver) such other instruments of assignment and assumption as may be reasonably necessary to effect the assignment and transfer of the Purchased Interests as provided for in and contemplated by the Purchase Agreement.

4. Purchase Agreement. This Agreement is made pursuant to and is subject to the terms and conditions of the Purchase Agreement. Notwithstanding anything to the contrary contained herein, nothing contained herein is intended to or shall be deemed to limit, restrict, modify, alter, amend or otherwise change in any manner the rights and obligations of the Parties hereto under the Purchase Agreement and each of the Parties hereto acknowledges and agrees that the representations, warranties, covenants, agreements, indemnities and survival periods contained in the Purchase Agreement are not superseded hereby but remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms and provisions of this Agreement and the terms and provisions of the Purchase Agreement, the terms and provisions of the Purchase Agreement shall control.

5. Counterparts. This Agreement and any amendment hereby may be executed in any number of counterparts, any of which may be executed and transmitted by facsimile, and each of which shall be deemed an original of this Agreement, and all of which, when taken together, shall be deemed to constitute one and the same agreement.

6. Governing Law. This Agreement shall be governed by, interpreted and construed in accordance with the Laws of the State of Delaware without regard to conflict of law principles that would result in the application of any Law other than the law of the State of Delaware.

7. Severability. In case any one or more of the provisions contained in this Agreement should be found invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby, and the Parties shall enter into good faith negotiations to replace the invalid, illegal or unenforceable provision.

8. Integration; Amendment. This Agreement, together with the Purchase Agreement, contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior or contemporaneous oral statements or written instruments with respect to the subject matter hereof. This Agreement may be amended, supplemented or modified only by an instrument signed by the Parties to this Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized representative of each Party as of the date first written above.

ASSIGNORS:

CARTER VALIDUS ADVISORS II, LLC

By:
Name:
Title:

CARTER VALIDUS REAL ESTATE MANAGEMENT SERVICES II, LLC

By:
Name:
Title:

CARTER VALIDUS REIT MANAGEMENT COMPANY II, LLC

By:
Name:
Title:

CARTER VALIDUS HOLDINGS MANAGEMENT, INC.

By:
Name:
Title:

CV ASSET AND PROPERTY MANAGEMENT COMPANY, LLC

By:
Name:
Title:

[Signature Page to Membership Interest Assignment Agreement]

ASSIGNEE:

CARTER VALIDUS OPERATING PARTNERSHIP II, LP

By:
Name:
Title:

[Signature Page to Membership Interest Assignment Agreement]

EXHIBIT D

TRADEMARK LICENSE AGREEMENT

This TRADEMARK LICENSE AGREEMENT (this “Agreement”) is made and entered into as of [•], 2020, by and between Carter Validus REIT Management Company II, LLC, a Florida limited liability company (“CVRMC II”), and Carter Validus Advisors II, LLC, a Delaware limited liability company (“CV Advisor” and together with CVRMC II, “Licensors”), on the one hand, and CV Manager, LLC, a Delaware limited liability company (“Manager Sub”), Carter Validus Operating Partnership II, LP, a Delaware limited partnership (the “OP”), and Carter Validus Mission Critical REIT II, Inc., a Maryland corporation (the “REIT” and, together with Manager Sub and the OP, “Licensees”), on the other hand.

RECITALS

WHEREAS, Licensors and Licensees, together with certain other persons, have entered into that certain Membership Interest Purchase Agreement, dated as of [•], 2020 (as such agreement may be amended, modified or supplemented, the “Purchase Agreement”);

WHEREAS, Licensors (or their Affiliates, as defined below) own certain rights, title and interest in and to certain trademarks, tradenames, service marks, logos and domain names, including “Carter Validus,” which are used in connection with Licensors’ real estate investment activities;

WHEREAS, pursuant to that certain Fourth Amended and Restated Advisory Agreement, by and among the REIT, the OP and CV Advisor, dated as of October 4, 2019 (the “Advisory Agreement”), the REIT received a limited license to use the name “Carter Validus”;

WHEREAS, pursuant to the Advisory Agreement, CV Advisor also manages certain administrative functions related to the operation of Licensees’ business, including the operation and maintenance of the CV REIT Websites (as defined below), including all sub-domains thereof;

WHEREAS, in connection with the transactions contemplated in the Purchase Agreement, Licensees desire to obtain (i) a limited royalty-free license from Licensors to use the “Carter Validus” name in the conduct of Licensees’ business as Licensees discontinue any use of the Marks (as defined below), and (ii) use of the CV REIT Websites and CV REIT E-Mail Accounts (as defined below), solely for the Redirect Term (as defined below), in the manner described herein; and

WHEREAS, Licensors and Licensees wish to set forth herein the terms and conditions with respect to the licensing of the Marks and use of the CV REIT Websites and CV REIT E-Mail Accounts by Licensees solely during the Term (as defined below), including the utilization by Licensees of the Marks, and the utilization and reference by Licensees of and to related trademarks and service marks of Licensors that contain the Marks.

NOW, THEREFORE, in consideration of the premises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as set forth herein.

DEFINED TERMS

Defined terms in the recitals and the preamble to this Agreement are used as so defined and, as used in this Agreement, the following terms shall have the following meanings:

“Affiliate” shall mean with respect to any Person, (i) any other Person directly or indirectly owning, controlling or holding, with the power to vote, ten percent (10%) or more of the outstanding voting securities of such Person; (ii) any other Person ten percent (10%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such Person; (iii) any other Person directly or indirectly controlling, controlled by or under common control with such Person; (iv) any executive officer, director, trustee or general partner of such Person; and (v) any legal entity for which such Person acts as an executive officer, director, trustee or general partner. For purposes of this definition, the terms “controls,” “is controlled by,” or “is under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through ownership or voting rights, by contract or otherwise.

“CV REIT E-Mail Accounts” shall have the meaning set forth in Section 4.

“CV REIT Websites” shall have the meaning set forth in Section 4.

“Marks” shall mean the trademarks and service marks set forth on Schedule A hereto, along with any variations and translations thereof requested by Licensees and approved in writing by Licensors.

“Person(s)” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Redirect Term” shall have the meaning set forth in Section 4.

“Term” shall have the meaning as set forth in Section 2.

“Territory” shall mean throughout the world or worldwide.

OPERATIVE PROVISIONS

1)	GRANT

a)

Licensors hereby grant to Licensees and each of Licensees’ Affiliates, solely during the Initial Term (as defined below) and in the Territory, subject to the terms and conditions herein, a limited, non-exclusive, non-transferable, non-sublicensable, royalty-free, fully paid-up, right and license to use the Marks in connection with Licensees’ existing business, for a period of thirty (30) days from the date hereof (the “Initial Term”) in order for Licensees and their Affiliates to transition to the use of new trademarks.

b)

Without limiting the foregoing, Licensors also hereby grant to Licensees and each of Licensees’ Affiliates, solely during the Term and in the Territory, a limited, non-exclusive, non-transfereable, non-sublicensable, royalty-free, fully paid-up, right and license to use the Marks in connection with the CV REIT Websites and the CV REIT E-Mail Accounts, provided that all such uses shall be in accordance with the terms of this Agreement.

2)	TERM AND LICENSE

a) The “Term” of this Agreement shall commence on the date hereof and shall continue for (i) as long as Licensees have rights or Licensor has obligations under this Agreement or (ii) six (6) months, whichever occurs later, at which point this Agreement and the licenses described herein shall expire, unless earlier terminated pursuant to Section 8.

b) Except as otherwise expressly provided herein, upon the expiration of the Term or the earlier termination of this Agreement pursuant to Section 8, all rights granted to Licensees and their Affiliates by Licensors hereunder shall automatically revert to Licensors and Licensees and their Affiliates shall cease the use of any materials or corporate names bearing or incorporating the Marks or any similar derivation thereof.

c) Prior to expiration of the Initial Term, or within ten (10) days of the effective date of termination of this Agreement if this Agreement is terminated pursuant to Section 8(a), Licensees and their Affiliates shall effect a change of their corporate names to corporate names that do not include, and are not confusingly similar to, the Marks and shall promptly provide evidence of such name changes to Licensors. Except as otherwise expressly provided herein, in no event shall Licensees or their Affiliates take any action to deceive as to the affiliation, connection, or association of Licensors with Licensees and their Affiliates, or as to the origin from, sponsorship by or approval by Licensors of Licensees’ products or services. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, Licensees and their Affiliates shall be able to continue to utilize the Marks solely in the names of any subsidiaries of Licensees after the expiration of the Initial Term for an additional thirty (30) days and solely to the extent Licensees are not able to obtain any material third party consent with respect to the change in name to any such subsidiary prior to the expiration of the Initial Term. Licensees and their Affiliates shall use commercially reasonable efforts to obtain all such consents prior to the expiration of the Initial Term.

d) Notwithstanding the foregoing or anything to the contrary contained in this Agreement, Licensees and their Affiliates shall be able to continue to reference the Marks in a historical context as the former names of Licensees and/or their subsidiaries and in the names of such entities pursuant to documents, media, and contracts existing prior to the date hereof (and such references shall not be deemed to be in breach or violation of this Agreement or the rights of Licensors to the Marks).

3)	RESERVATION OF RIGHTS

Licensors reserve all rights in connection with the Marks, now known or hereafter developed, that are not expressly granted to Licensees herein.

4)	WEBSITE OBLIGATIONS

As of the date hereof and for an initial period of six (6) months thereafter (the “Redirect Term”), Licensor shall (i) redirect the name servers for the web domains listed on Schedule B, including all sub-domains thereof (the “CV REIT Websites”), and (ii) implement an auto-redirect for corporate e-mail accounts used by or related to Licensees’ business that feature the Marks, including the accounts listed on Schedule C (“CV REIT E-Mail Accounts”), that will redirect all

e-mail received by such CV REIT E-Mail Accounts to alternate e-mail accounts that will be provided by Licensees. If Licensees determine, in their commercially reasonable discretion, that Licensees need to continue receiving redirects for the CV REIT Websites and CV REIT E-Mail Accounts in the manner set forth in this Section 4 to avoid a negative impact on Licensees’ business, then Licensees may extend the Redirect Term for additional three (3) month periods by providing written notice to Licensor prior to the expiration of the initial six (6) month term.

5)	TRADEMARK OWNERSHIP AND PROTECTION

a) All ownership rights, title and interest in the Marks, including any goodwill generated in connection with Licensees’ use of the Marks in the Territory, shall inure to the sole benefit of Licensors.

b) Nothing contained in this Agreement shall be construed to confer upon Licensees or their Affiliates, or to vest in Licensees or their Affiliates, any right of ownership to the Marks. At no time shall Licensees or their Affiliates directly or indirectly attempt to register or cause to be registered any rights in the Marks in the Territory. Moreover, at no time shall Licensees or their Affiliates directly or indirectly attempt to register or cause to be registered in the Territory any names, logos or other materials identical or substantially or confusingly similar to the Marks without the prior written approval of Licensors. It is understood and agreed that Licensees and their Affiliates shall not acquire and shall not claim any title to the Marks by virtue of the license granted to Licensees and their Affiliates or through Licensees’ and their Affiliates’ use of the Marks. Licensees further acknowledge the validity of the Marks, and agree not to institute or participate in any proceedings which challenge the validity, or Licensors’ ownership, of the Marks.

6)	QUALITY CONTROL; TRADEMARK APPROVALS

a) Licensees and their Affiliates shall, at all times throughout the Term, use the Marks in a manner materially consistent with the uses made by it prior to the date hereof and shall only use the Marks in connection with the provision of services of a quality at least as high as those offered by Licensors prior to the date hereof.

b) Licensees and their Affiliates shall neither do nor permit to be done any act or thing which would have a material adverse effect on a Mark or materially reduce the value of a Mark or detract from its reputation. Licensors shall have the right to request in writing that Licensees or any of their Affiliates cease a particular use of any trademark, service mark, term, name, logo, symbol, device, or trade dress, or any combination thereof, which features the Marks, and, if in Licensors’ reasonable judgment such use, component or feature would materially denigrate or otherwise have an adverse effect on the Mark, Licensees and their Affiliates must comply with such request within ten (10) days.

c) Licensees and their Affiliates shall comply in all material respects with all applicable laws and regulations and obtain all necessary or appropriate government approvals and permits pertaining to the business activities it seeks to engage in under the Marks.

7)	REPRESENTATIONS, WARRANTIES AND COVENANTS

a) Licensees represent, warrant and covenant on behalf of Licensees and their Affiliates that:

i)	this Agreement is a legal, valid and binding obligation of Licensees; and

ii)	each Licensee has full power and authority to enter into, and perform its obligations under, this Agreement in accordance with its terms.

b) Licensors represent, warrant and covenant that:

i)	this Agreement is a legal, valid and binding obligation of Licensors;

ii)	each Licensor has full power and authority to enter into, and perform its obligations under, this Agreement in accordance with its terms; and

iii)	Licensors are not aware of any pending claims or litigation or of any claims threatened in writing regarding the use or ownership of the Marks.

c) Licensees shall be responsible and liable to Licensors for (i) the use of the Marks by their Affiliates and their compliance with the provisions of this Agreement and (ii) any acts and omissions of any of Licensees’ Affiliates as if Licensees had performed those acts or made those omissions.

8)	TERMINATION; EFFECT OF TERMINATION

a) In addition to any and all other remedies available to it hereunder, Licensors shall have the right to immediately terminate this Agreement, including the license to use the Marks as set forth in this Agreement, upon written notice to Licensees upon the occurrence of the following:

i)

any Licensee’s (or its Affiliate’s) failure to cease using any trademark, service mark, term, name, logo, symbol, device, or trade dress, or any combination thereof, featuring the Marks, within ten (10) days of receipt of written notice provided by any Licensor of a material breach of Section 5(b); or

ii)

any Licensee’s (or its Affiliate’s) material breach of any provision of this Agreement, which remains uncured by such Licensee or its Affiliate after ten (10) days of receipt of written notice provided by any Licensor.

b) In the event that the license to use the Marks is terminated pursuant to this Section 8, Licensees and their Affiliates shall completely cease use of the Marks, and all related logos and designs within ten (10) days of such termination.

9)	LIMITATION OF LIABILITY

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN AND TO THE MAXIMUM EXTENT ALLOWED BY APPLICABLE LAW, IN NO EVENT SHALL ANY PARTY OR ITS AFFILIATES BE LIABLE FOR ANY LOSS OF PROFITS, LOSS OF BUSINESS, LOSS OF USE OR DATA, OR INTERRUPTION OF BUSINESS, OR FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY KIND RELATED TO OR ARISING OUT OF THIS AGREEMENT, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY, WHETHER OR NOT THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

10)	LAW AND JURISDICTION

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

11)	NOTICES

Any notice, report or other communication required or permitted to be given hereunder shall be given in the manner, and to such addresses of the parties, specified in the Purchase Agreement.

12)	SEVERABILITY

In the event that any phrase, clause, sentence, paragraph, section, article or other portion of this Agreement shall become illegal, null or void or against public policy, for any reason, or shall be held by any court of competent jurisdiction to be illegal, null or void or against public policy, the remaining portions of this Agreement shall not be affected thereby and shall remain in force and effect to the full extent permissible by law.

13)	ENTIRE AGREEMENT

This Agreement (together with the Purchase Agreement and any other transaction documents contemplated thereby) contains the entire agreement among the parties hereto with respect to the subject matter hereof, and shall supersede all previous oral and written agreements and all contemporaneous oral negotiations, commitments and understandings between the parties.

14)	NO WAIVER

A waiver by any party hereto of a breach of or failure to perform any of the covenants, agreements, restrictions or conditions in this Agreement to be performed by any other party shall not be construed as a waiver of any succeeding breach of or failure to perform the same or other covenants, agreements, restrictions or conditions of this Agreement. No waiver shall be effective unless duly authorized and memorialized in a writing signed by the party against whom such waiver is to be effective.

15)	FURTHER ASSURANCES

Each party hereto agrees, and, as applicable, shall cause their respective Affiliates, to execute any and all further documents and writings and perform such other reasonable actions that may be or become necessary or expedient to effectuate and carry out the purposes of this Agreement.

16)	UNIQUE LICENSE

Licensees acknowledge and agree that their failure to perform any of the material terms or conditions of this Agreement shall result in immediate and irreparable damage to Licensors. Licensees recognize that Licensors’ remedies at law for any breach or alleged breach of this Agreement arising from Licensees’ use or threatened use of the Marks inconsistent with the terms of this Agreement will be inadequate and, accordingly, in addition to such other remedies that may be available to Licensors at law or equity or otherwise, Licensees further acknowledge and agree that Licensors shall be entitled as a matter of right without further notice to Licensees, to obtain injunctive relief and/or other equitable relief, against any threatened, potential or actual breach by Licensees of any of the provisions of this Agreement, without the posting of a bond or other security.

17)	SURVIVAL

Sections 5, 8-16, and this Section 17 shall survive the expiration or termination of this Agreement, as shall any other of the provisions of this Agreement that by their terms or by implication are to have continuing effect after any such expiration or termination.

18)	COUNTERPARTS

This Agreement may be executed in a number of identical counterparts, each of which shall be deemed an original and all of which, collectively, shall constitute one (1) agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

LICENSORS:

CARTER VALIDUS REIT
MANAGEMENT COMPANY II, LLC

By:
Name:
Title:

CARTER VALIDUS ADVISORS II,
LLC

By:
Name:
Title:

[Signature Page to Trademark License Agreement]

LICENSEES:

CARTER VALIDUS MISSION
CRITICAL REIT II, INC.

By:
Name:
Title:

CARTER VALIDUS OPERATING
PARTNERSHIP II, LP

By:
Name:
Title:

CV MANAGER, LLC

By:
Name:
Title:

[Signature Page to Trademark License Agreement]

SCHEDULE A

MARKS

Mark	Reg./Serial No.	Country of Filing	Status	Record Owner

SCHEDULE B

WEB DOMAINS

Owner	Domain	Registrar

SCHEDULE C

E-MAIL ACCOUNTS

User Principal Name	Display Name

EXHIBIT E

ASSIGNMENT AND ASSUMPTION OF LEASE AGREEMENT

This Assignment and Assumption of Lease Agreement (this “Agreement”), dated as of [•], 2020 (the “Effective Date”), is entered into by and between Carter Validus Holdings Management, Inc., a Delaware corporation (“Assignor”), and CV Manager, LLC, a Delaware limited liability company (“Assignee”).

WHEREAS, Assignor, Assignee, Carter Validus Operating Partnership II, LP (the “OP”) and certain other parties are parties to that certain Membership Interest Purchase Agreement, dated as of [•], 2020 (the “Purchase Agreement”), pursuant to which, among other things, Assignor agreed to sell to the OP, and the OP agreed to buy from Assignor, all of Assignor’s membership interests in Assignee;

WHEREAS, in connection with the transactions contemplated by the Purchase Agreement, Assignor and Assignee, together with certain other parties affiliated with Assignor, entered into that certain Assignment and Acceptance Agreement, dated as of [•], 2020 (the “Assignment Agreement”), pursuant to which, among other things, Assignor agreed to sell and assign certain assets and delegate certain liabilities to Assignee, including the Lease (as defined below); and

WHEREAS, in connection with the transactions contemplated by the Purchase Agreement and the Assignment Agreement, Assignor wishes to assign and Assignee wishes to assume all rights and obligations of Assignor arising on or after the Effective Date under that certain Office Lease, dated as of April 28, 2014, as amended by that certain Amendment to Office Lease, dated as of December 22, 2015, by and between Teachers Insurance and Annuity Association of America, for the benefit of its Separate Real Estate Account, a New York corporation, as landlord (“Landlord”), and Assignor, as tenant (pursuant to that certain Notification of Assignment of Lease, dated September 23, 2019, by Carter/Validus REIT Investment Management Company, LLC, a Florida limited liability company), regarding the property located at Two Urban Centre, 4890 West Kennedy Boulevard, Suite 650, Tampa, Florida 33609 (collectively, the “Lease”), pursuant to the terms and subject to the conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Assignment. Effective as of the Effective Date, in accordance with Paragraph 11 of the Lease, Assignor hereby assigns, transfers and sets over to Assignee all rights, title and interest, powers, privileges, remedies, obligations and duties of Assignor under the Lease; and Assignee hereby accepts the assignment and transfer of all such rights, title and interest, powers, privileges, remedies, obligations and duties of Assignor. As of the Effective Date, the assignment herein vests and thereafter at all times will vest in Assignee all right, title and interest in and to the Lease.

2. Assumption. Effective as of the Effective Date, Assignor hereby delegates and Assignee assumes and agrees to perform all obligations of Assignor first coming due on the Effective Date with respect to the Lease with the same force and effect as if Assignee had been an original party to the Lease. For the avoidance of doubt, Assignee shall not be responsible for, nor shall Assignee incur, any liability under the Lease or otherwise in respect of any acts or omissions of Assignor occurring prior to the Effective Date.

3. Indemnity. Assignee hereby agrees to indemnify, defend and hold Assignor harmless from and against any and all cost, liability, loss, damage or expense, including, without limitation, reasonable attorneys’ fees, arising out of or relating to the Lease that accrue on or subsequent to the Effective Date. Assignor hereby agrees to indemnify, defend and hold Assignee harmless from and against any and all cost, liability, loss, damage or expense, including, without limitation, reasonable attorneys’ fees, arising out of or relating to (i) the Lease that accrue prior to the Effective Date, or (ii) a breach of Assignor’s representations, warranties or obligations hereunder.

4. Status of Lease. Assignor hereby represents and warrants to Assignee that (a) the copy of the Lease attached hereto as Exhibit A is a true, correct and complete copy of the Lease, (b) the Lease is in full force and effect and has not been modified or amended in any respect except as specifically provided in Exhibit A, and (c) no default or event that, with the passing of time or the giving of notice or both, would constitute a default, exists on the part of Assignor or Landlord, and (d) Assignor has not delivered to Landlord any notice of termination of the Lease.

5. Security Deposit. The parties acknowledge that Landlord currently holds a security deposit in the amount of $40,990.28 (the “Security Deposit”) pursuant to the terms of the Lease. On the Effective Date, Assignee shall pay to Assignor via wire transfer of immediately available funds an amount equal to the amount of the Security Deposit. Upon receipt of such payment from Assignee, Assignor shall release all claims to the Security Deposit, which thereafter will be held by Landlord for the benefit of Assignee, subject to the provisions of the Lease.

6. Status of Premises. Assignor hereby represents and warrants to Assignee that (a) the premises made the subject of the Lease, including any improvements thereto and equipment therein, are free from material defects, in good working order, condition, and repair, and in compliance with all laws applicable thereto, and (b) there have been no alterations or improvements to the premises made the subject of the Lease that may be required to be removed by Landlord at the expiration or earlier termination of the Lease, and that the premises made the subject of the Lease are otherwise in the condition required for surrender under the terms of the Lease.

7. Landlord Notice. Assignor acknowledges and confirms that it has delivered to Landlord the Landlord Notice set forth in Exhibit B hereto (or a form of notice that is otherwise reasonably acceptable to Assignor and Assignee), notifying Landlord of the transactions contemplated by the Assignment Agreement and the Purchase Agreement, pursuant to the applicable provisions of the Lease.

8. Further Assurances. At any time and from time to time after the Effective Date, and without further consideration, the parties shall execute and deliver such other instruments and take such other action as either party may reasonably request as necessary or desirable in order to further the purposes of this Agreement and the transactions contemplated hereby.

10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to the conflict of laws principles thereof.

11. Amendment. Any term of this Agreement may be amended or modified in whole or in part and observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by an instrument in writing and signed by the party against whom such amendment, modification or waiver is sought to be enforced.

12. Purchase Agreement. This Agreement is intended to evidence the consummation of the transactions contemplated by the Purchase Agreement and is subject to the terms and conditions set forth in the Purchase Agreement. Nothing contained in this Agreement shall be construed to supersede, limit or qualify any provision of the Purchase Agreement. To the extent there is a conflict between the terms and provisions of this Agreement and the terms and provisions of the Purchase Agreement, the terms and provisions of the Purchase Agreement shall govern.

13. Third Parties. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

14. Invalidity. If any provision of this Agreement as applied to any party or to any circumstance shall be adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of such provision in any other circumstances or the validity or enforceability of this Agreement.

15. Execution in Counterparts. This Agreement may be executed in counterparts, each of which, when so executed and delivered, shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the Effective Date.

ASSIGNOR

Carter Validus Holdings Management, Inc., a Delaware corporation

By:
Name:
Title:

ASSIGNEE

CV Manager, LLC, a Delaware limited liability company

By:
Name:
Title:

Exhibit A

COPY OF LEASE AGREEMENT

(attached)

Exhibit B

LANDLORD NOTICE

VIA CERTIFIED MAIL

[•], 2020

[INSERT ADDRESS]

Re:	Notice of Assignment of Office Lease

Dear Sir or Madam:

Reference is made to that certain Office Lease, dated as of April 28, 2014, as amended by that certain Amendment to Office Lease, dated as of December 22, 2015, by and between Teachers Insurance and Annuity Association of America, for the benefit of its Separate Real Estate Account, a New York corporation, as landlord (“you” or “Landlord”), and Carter Validus Holdings Management, Inc., a Delaware corporation, as tenant (pursuant to that certain Notification of Assignment of Lease, dated September 23, 2019, by Carter/Validus REIT Investment Management Company, LLC, a Florida limited liability company) (“Assignor”), regarding the property located at Two Urban Centre, 4890 West Kennedy Boulevard, Suite 650, Tampa, Florida 33609 (collectively, the “Lease”).

Please be advised that Carter Validus Mission Critical REIT II, Inc., a Maryland corporation (the the “REIT”), Assignor and certain other parties have entered into a Membership Interest Purchase Agreement, dated as of [•], 2020, pursuant to which, among other things, the REIT will internalize certain management functions performed by its external advisor (the “Internalization”).

As part of the Internalization, Assignor plans to assign and transfer the Lease and all of Assignor’s right, title and interest thereto to CV Manager, LLC, a Delaware limited liability company and an affiliate of the Assignor (“Assignee”), and Assignee plans to assume all of Assignor’s obligations under the Lease (the “Assignment”). Immediately following the Assignment, a subsidiary of the REIT will acquire all of the membership interests in Assignee, and Assignee will become a wholly-owned indirect subsidiary of the REIT (collectively with the Assignment, the “Transaction”), effective as of the consummation of the Internalization (the “Closing”).

Paragraph 11 of the Lease requires Assignor to provide 30 days prior notice to Landlord of an assignment of the Lease to an affiliate of the tenant or in connection with the acquisition of all of the ownership interests of the tenant. By this letter and pursuant to the Lease, Assignor is providing formal notice of the Transaction.

In addition, Assignor and Assignee have agreed that the Security Deposit (as defined in the Lease) paid to you by Assignor will be transferred to Assignee and will remain in place for the benefit of Assignee in connection with the Assignment.

Note that the Assignment shall be effective as of, and shall be conditional upon, the Closing. The notice address for Assignee following the Closing shall be: 4890 W. Kennedy Blvd, Suite 650, Tampa, Florida 33609, Attention: [TBD].

If you have any questions about this letter or the Transaction, please do not hesitate to contact me at [PHONE] or [EMAIL].

Very truly yours,

Carter Validus Holdings Management, Inc.

By:

Name:
Title:

EXHIBIT F

REDEMPTION OF LIMITED PARTNER INTEREST AGREEMENT

This Redemption of Limited Partner Interest Agreement (this “Agreement”) is entered into as of [•], 2020, by and among Carter Validus Mission Critical REIT II, Inc., a Maryland corporation (“CVREIT II”), Carter Validus Operating Partnership II, L.P., a Delaware limited partnership (the “Operating Partnership”), and Carter Validus Advisors II, LLC, a Delaware limited liability company (“CVREIT II Advisor”).

WHEREAS, the Operating Partnership has been formed, and is in existence and operating, pursuant to the provisions of that certain Second Amended and Restated Limited Partnership Agreement of the Operating Partnership, dated as of October 4, 2019 (as amended, the “Partnership Agreement”);

WHEREAS, CVREIT II is the general partner of the Operating Partnership and CVREIT II Advisor holds a limited partner interest (including a special limited partnership interest) in the Operating Partnership (the “Advisor Limited Partner Interests”);

WHEREAS, CVREIT II, the Operating Partnership, CV Manager, LLC, Carter Validus Advisors Holdings II, LLC, CVREIT II Advisor, Carter Validus REIT Management Company II, LLC, Carter Validus Real Estate Management Services II, LLC, Carter Validus Holdings Management, Inc., CV Asset and Property Management Company, LLC, Strategic Capital Management Holdings, LLC, Validus Group Partners, Ltd., John E. Carter, Mario Garcia, Jr. and Robert M. Winslow are parties to that certain Membership Interest Purchase Agreement, dated as of [•], 2020 (the “Purchase Agreement”); and

WHEREAS, pursuant to and in accordance with this Agreement and the Purchase Agreement, CVREIT II Advisor has submitted for redemption, and the Operating Partnership has agreed to redeem, the Advisor Limited Partner Interests.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, CVREIT II, as the general partner of the Operating Partnership, the Operating Partnership, and CVREIT II Advisor, intending to be legally bound, hereby agree as follows:

1. Redemption of Advisor Limited Partner Interest. Pursuant to the terms and subject to the conditions of this Agreement, regardless of any provision of the Partnership Agreement, and for good and valuable consideration as described in the Purchase Agreement and other good and valuable consideration, CVREIT II Advisor hereby tenders for redemption, and CVREIT II, as the general partner of the Operating Partnership, and the Operating Partnership hereby agree to redeem, all of CVREIT II Advisor’s right, title, and interest in and to the Advisor Limited Partner Interests. Such Advisor Limited Partner Interests shall be deemed cancelled upon the consummation of the redemption contemplated by this Agreement. The parties hereto acknowledge and agree that upon the redemption pursuant to this Agreement, neither CVREIT II Advisor nor any of its affiliates or successors shall have any right, title, interest, entitlement or claim in or to any distributions, fees, profits, income, gains, payments, reimbursements, compensation, salary or other amounts or otherwise any of the assets, property and rights from, of and/or held or owned directly or indirectly by CVREIT II or the Operating Partnership or any direct or indirect subsidiary or affiliate of the Operating Partnership in connection with the Advisor Limited Partner Interests and, further, neither CVREIT II Advisor nor any of its affiliates or successors shall have any powers, rights or obligations under, to or with respect to the Partnership Agreement.

2. Severability. Any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

3. Binding Effect; Amendments. This Agreement shall be binding on, inure to the benefit of, and be enforceable by, the parties hereto and their respective legal representatives, successors and assigns. Nothing in this Agreement is intended to relieve or discharge the obligation of any third person or any party to this Agreement. Neither this Agreement, nor any term or provision hereof, may be altered or amended in any manner except by an instrument in writing signed by the party against whom the enforcement of any such change is sought.

4. Governing Law. This Agreement shall be governed by, interpreted and construed in accordance with the Laws of the State of Delaware without regard to conflict of law principles that would result in the application of any Law other than the law of the State of Delaware.

5. Counterparts. This Agreement and any amendment hereby may be executed in any number of counterparts, any of which may be executed and transmitted by facsimile, and each of which shall be deemed an original of this Agreement, and all of which, when taken together, shall be deemed to constitute one and the same agreement.

6. Conflict with Purchase Agreement. This Agreement is made pursuant to and is subject to the terms and conditions of the Purchase Agreement. Notwithstanding anything to the contrary contained herein, nothing contained herein is intended to or shall be deemed to limit, restrict, modify, alter, amend or otherwise change in any manner the rights and obligations of the parties hereto under the Purchase Agreement and each of the parties hereto acknowledges and agrees that the representations, warranties, covenants, agreements, indemnities and survival periods contained in the Purchase Agreement are not superseded hereby but remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms and provisions of this Agreement and the terms and provisions of the Purchase Agreement, the terms and provisions of the Purchase Agreement will prevail.

[Signatures appear on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

CVREIT II:

CARTER VALIDUS MISSION CRITICAL REIT II, INC.

By:
Michael A. Seton
Chief Executive Officer and President

OPERATING PARTNERSHIP:

CARTER VALIDUS OPERATING PARTNERSHIP II, L.P.

By: Carter Validus Mission Critical REIT II, Inc., its General Partner

By:
Michael A Seton
Chief Executive Officer and President

CVREIT II ADVISOR:

CARTER VALIDUS ADVISORS II, LLC

By:
John E. Carter
Executive Chairman

[Signature page to Redemption of Limited Partner Interest Agreement]

EXHIBIT G

FIRPTA CERTIFICATE

(Certification of Non-Foreign Status)

This certificate is being delivered pursuant to Section 2.02(b)(ii)(H) of that certain Membership Interest Purchase Agreement (the “Purchase Agreement”), dated as of [•], 2020, by and among Carter Validus Mission Critical REIT II, Inc., a Maryland corporation, Carter Validus Operating Partnership II, LP, a Delaware limited partnership (“Purchaser”), CV Manager, LLC, a Delaware limited liability company (“Manager Sub”), Carter Validus Advisors Holdings II, LLC, a Delaware limited liability company, Carter Validus Advisors II, LLC, a Delaware limited liability company, Carter Validus REIT Management Company II, LLC, a Florida limited liability company, Carter Validus Real Estate Management Services II, LLC, a Delaware limited liability company, Carter Validus Holdings Management, Inc., a Delaware corporation, CV Asset and Property Management Company, LLC, a Florida limited liability company, Validus Group Partners, Ltd., a Florida limited partnership, Strategic Capital Management Holdings, LLC, a Delaware limited liability company, John E. Carter, Robert M. Winslow and Mario Garcia, Jr. Pursuant to the Purchase Agreement, among other things, [SELLER] (“Seller”), a disregarded entity and a wholly-owned subsidiary of [PARENT ENTITY] (“Transferor”), agreed to sell, transfer, assign and deliver to Purchaser, and Purchaser agreed to purchase from Seller, all of Seller’s right, title and interest in and to certain membership interests in Manager Sub (the “Membership Interests”). For U.S. federal income tax purposes (including for purposes of Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), Transferor, and not Seller (who holds legal title to the Membership Interests under local law), will be the transferor of the Membership Interests.

Section 1445 of the Code provides that a transferee of a “U.S. real property interest” (as that term is defined in § 897(c)(1) of the Code and U.S. Treasury Regulation Section 1.897-1(c)) must withhold tax if the transferor is a foreign person. For U.S. tax purposes (including Section 1445 of the Code), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. To inform Purchaser that withholding of tax is not required under Section 1445 of the Code upon the sale of the Membership Interests pursuant to the Purchase Agreement, the undersigned, in [his/her] capacity as [TITLE], hereby certifies the following on behalf of Transferor:

1.	Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Code and the Treasury Regulations thereunder);

2.	Transferor is not a disregarded entity as defined in Treasury Regulation Section 1.1445-2(b)(2)(iii);

3.	Transferor’s U.S. employer identification number is [EMPLOYER IDENTIFICATION NUMBER]; and

4.	Transferor’s office address is: [ADDRESS]

Transferor understands that this certification may be disclosed to the Internal Revenue Service by Purchaser and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief, it is true, correct, and complete, and I further declare that I have authority to sign this document on behalf of Transferor.

[Remainder of page intentionally left blank]

G - 1

Dated this [•] day of [•], 2020.

[TRANSFEROR NAME]

By:
Name:
Title:

[Signature Page to FIRPTA Affidavit]

G - 2

EXHIBIT H

SCHEDULE OF TRANSFERRED ASSETS

Omitted pursuant to Item 601(a)(5) of Regulation S-K.

H - 1

EXHIBIT I

R&W INSURANCE BINDER

Omitted pursuant to Item 601(a)(5) of Regulation S-K.

I - 1

EXHIBIT J

DISCLOSURE SCHEDULES

Omitted pursuant to Item 601(a)(5) of Regulation S-K.

J - 1